EXHIBIT 10.4

REPUBLIC OF KENYA

PRODUCTION SHARING CONTRACT BETWEEN

THE GOVERNMENT OF THE REPUBLIC OF KENYA

AND

CAMAC ENERGY KENYA LIMITED RELATING TO

BLOCK L1B

Production Sharing Contract Block L1B	Ministry of Energy Page 1

PART I SCOPE AND INTERPRETATION	7

1A SCOPE	7

The Contractor shall -	7

1B INTERPRETATION	7

PART II TERM, EXPLORATION OBLIGATIONS AND TERMINATION	13

2. TERM	13

3. SURRENDER	14

4. MINIMUM EXPLORATION WORK AND EXPENDITURE OBLIGATIONS	15

5. SIGNATURE BONUS AND SURFACE FEES	17

6. TERMINATION AND WITHDRAWAL	18

PART III RIGHTS AND OBLIGATIONS OF THE CONTRACTOR	19

7. RIGHTS OF THE CONTRACTOR	19

8. GENERAL STANDARDS OF CONDUCT	20

9. JOINT LIABILITY AND INDEMNITY	21

10. WELLS AND SURVEYS	21

11. OFFSHORE OPERATIONS	23

12. FIXTURES AND INSTALLATIONS AND TITLE TO ASSETS	23

13. LOCAL EMPLOYMENT, TRAINING AND COMMUNITY DEVELOPMENT PROJECT	24

14. DATA AND SAMPLES	25

15. REPORTS	26

PART IV RIGHTS AND OBLIGATIONS OF THE GOVERNMENT AND THE MINISTER	27

Production Sharing Contract Block L1B	Ministry of Energy Page 2

16. RIGHTS OF THE GOVERNMENT	27

17. OBLIGATIONS OF THE GOVERNMENT	27

PART V WORK PROGRAMME, DEVELOPMENT AND PRODUCTION	28

18. EXPLORATION WORK PROGRAMME	28

19. DISCOVERY AND EVALUATION WORK PROGRAMME	29

20. DEVELOPMENT PLAN AND DEVELOPMENT WORK PROGRAMME	30

21. UNITISATION	31

22. MARGINAL AND NON-COMMERCIAL DISCOVERIES	32

23. NATURAL GAS	32

24. PRODUCTION LEVELS AND ANNUAL PRODUCTION PROGRAMME	33

25. MEASUREMENT OF PETROLEUM	33

26. VALUATION OF CRUDE OIL AND NATURAL GAS	34

PART VI COST RECOVERY, PRODUCTION SHARING, MARKETING AND PARTICIPATION	35

27. COST RECOVERY, PRODUCTION SHARING, WINDFALL AND INCOME TAX	35

28. GOVERNMENT PARTICIPATION	39

29. DOMESTIC CONSUMPTION	40

PART VII BOOKS, ACCOUNTS, AUDITS, IMPORTS, EXPORTS AND FOREIGN EXCHANGE	42

30. BOOKS, ACCOUNTS AND AUDITS	42

31. PREFERENCE TO KENYAN GOODS AND SERVICES	42

32. EXPORTS AND IMPORTS	43

33. EXCHANGE AND CURRENCY CONTROLS	45

PART VIII GENERAL	46

34. PAYMENTS	46

35. ASSIGNMENT	46

Production Sharing Contract Block L1B	Ministry of Energy Page 3

36. MANAGER, ATTORNEY AND JOINT OPERATION AGREEMENT	47

37. CONFIDENTIALITY	47

38. FORCE MAJEURE	48

39. WAIVER	48

40. GOVERNING LAW	49

41. ARBITRATION	49

42. ABANDONMENT AND DECOMMISSIONING OPERATIONS	50

43. NOTICES	54

44. HEADING AND AMENDMENTS	55

APPENDIX “A”	57

THE CONTRACT AREA – BLOCK L1B	57

APPENDIX "B"	58

ACCOUNTING PROCEDURE	58

APPENDIX "C"	70

PARTICIPATION AGREEMENT	70

Production Sharing Contract Block L1B	Ministry of Energy Page 4

Block Map of Kenya: Arrow Showing Location of Block L1B

Production Sharing Contract Block L1B	Ministry of Energy Page 5

PRODUCTION SHARING CONTRACT

BETWEEN

THE GOVERNMENT OF THE REPUBLIC OF KENYA

AND

CAMAC ENERGY KENYA LIMITED

This contract is made and entered into on the 10th day of May, 2012 between  the Government of the Republic of Kenya (herein after referred to as the "Government") represented for the purpose of this Contract by the Minister for the time being responsible for energy (hereinafter referred to as the "Minister"); and CAMAC Energy Kenya Limited  a company incorporated  in accordance with the  Laws of Kenya  (hereinafter referred to as "The Contractor").

The Government and the Contractor herein are referred to either individually as "Party" or collectively as "Parties".

WITNESSETH:

WHEREAS the title to all Petroleum resources existing in their natural conditions in Kenya is vested in the Government; and

WHEREAS  the Government wishes to promote and encourage the exploration and the development  of Petroleum  resources  in and throughout  the Contract Area, as defined herein; and

WHEREAS  the Contractor desires to join and assist the Government in accelerating the exploration and development  of the potential  Petroleum  resources within the Contract Area; and

WHEREAS   the   Contractor   has   the   financial   ability,   technical   competence   and professional   skills   necessary   to   carry   out  the   Petroleum   Operations   hereinafter described; and

NOW THEREFORE in consideration of the undertaking and covenants herein contained, the Parties hereby agree as follows:

Production Sharing Contract Block L1B	Ministry of Energy Page 6

PART I SCOPE AND INTERPRETATION

1A
SCOPE

This Contract is a production-sharing contract, in accordance with the provisions herein contained and is within the meaning of the term “petroleum agreement” under section 2 of the Act, and is an enforceable contract between the Government and the Contractor.

The Contractor shall -

(a) Be responsible to the Government for the execution of the Petroleum Operations contemplated hereunder in accordance with the provisions of this Contract and is hereby appointed and constituted the exclusive legal Contractor to conduct Petroleum Operations in the Contract Area for the term hereof;

(b) Provide all capital, machinery, equipment, technology and personnel necessary for the conduct of Petroleum Operations;

(c) Bear the risk of Petroleum Costs required in carrying out Petroleum Operations and shall therefore have an economic interest in the development of the Petroleum deposits in  the  Contract  Area.  Such  costs  shall  be  included  in  Petroleum  Costs recoverable as provided in clause 27 hereof.

During the term of this Contract, the total production achieved in the conduct of the Petroleum Operations shall be divided between the parties hereto in accordance with the provisions of clause 27 hereof.

1B INTERPRETATION

In this Contract, words in the singular include the plural and vice versa, and except where the context otherwise requires:

"Accounting Procedure" means the accounting procedures and requirements set out in Appendix "B" attached hereto and made an integral part hereof;

"The Act" means the Petroleum (Exploration and Production) Act (Cap 308) laws of

Kenya, 1986, enacted by the Parliament of the Republic of Kenya;

 “Additional Exploration Period” means the First Additional Exploration Period and/or Second Additional Exploration Period;

"Affiliate" means a Person directly or indirectly controlling or controlled by or under direct or indirect common control with another Person and "Control" means the ownership of at least fifty percent (50%) of voting rights in that Person;

“Appointee”  means  a  body  corporate  wholly  owned  or  Controlled  by  the

Production Sharing Contract Block L1B	Ministry of Energy Page 7

Government of the Republic of Kenya and appointed for the purposes of this Contract;

"Barrel" means a quantity consisting of 158.987 litres at standard atmospheric pressure of 1.01325 bars and temperature of fifteen degrees centigrade (15 C);

“Barrel of Oil Equivalent” means that 6000 standard cubic feet of Natural Gas at standard temperature (15oC) and pressure (1.01325 bars) is equivalent to one Barrel of Crude Oil for the purposes of volumetric calculations under this Contract;

“Blocks” means area covered by separate production sharing contracts between the

Government and the Contractor;

"Calendar Quarter" or "Quarter" means a period of three (3) consecutive months commencing with the first day of January, April, July and October;

"Calendar Year" means a period of twelve (12) consecutive months commencing with the first day of January in any year and ending the last day of December in that year, according to Gregorian calendar;

“Change in Control” means any direct or indirect change in Control of a Party (whether through merger, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one (1) or more transferors to one (1) or more transferees;

"Commercial Discovery" means a tested and delineated accumulation of Petroleum in an Exploratory Well which has been duly evaluated in accordance with the provisions of clause 19, and whose reserves are certified by a competent 3rd  party, appointed by the Contractor, as being capable of Commercial Production according to good international financial and petroleum industry practice, after the consideration of all pertinent technical and economic data;

"Commercial Production" means the quantity of Petroleum produced on a regular basis from a Commercial Discovery, not used in Petroleum Operations, but saved and sold at a value exceeding the combined exploring, finding, appraising, developing, producing, transporting and marketing costs of that production;

"Constitution" means the Constitution of the Republic of Kenya;

“Contract” means this agreement upon execution;

"Contract Area" means Block L1B the geographic area covered by this Contract, and described in Appendix "A" and any part thereof not previously surrendered;

"Contract Year" means twelve (12) consecutive calendar months from the Effective Date or from the anniversary thereof;

Production Sharing Contract Block L1B	Ministry of Energy Page 8

"Contractor" means the Entities and their respective successors or any assignee or assignees of any paying Participating Interest, provided that the assignment of any such paying Participating Interest is accomplished pursuant to the provisions of clauses 6(4) or

35 hereof, and such term will include the Government, or its Appointee, in those certain Development Areas in which the Government exercises its right to acquire a fully paying Participating Interest in accordance with Clause 28(2);

“Cost Oil” shall have the meaning set out in sub-clause 27(1);

"Crude Oil" means all hydrocarbons regardless of gravity that are produced at the wellhead in liquid state at atmospheric pressure, asphalt ozokerites and the liquid hydrocarbons known as distillates or Natural Gas Liquids obtained from Natural Gas by condensation or extraction;

“Customs Duties” means duties, levies and other taxes on imports, which are payable as a result of the importation of the item or items under consideration;

“Decommissioning Plan” means the plan for the decommissioning, abandonment, recovery and removal, or if applicable redeployment, of wells, flow lines, pipelines, facilities, infrastructure and assets related to Petroleum Operations;

“Delivery Point” means the inlet flange point F.O.B. Kenya export pipeline or loading facility at which Natural Gas or Crude Oil reaches the metering station of a pipeline or the inlet flange of the lifting tank ship’s intake pipe, or such other point that may be agreed by the Parties;

"Development Area" means the area delimited in a Development Plan adopted under Clause 20 hereof;

“Development Period” means the period for the development of a Commercial Discovery, which begins on the date of the designation of a Development Area in accordance with the provisions of Clause 20 hereof and continues for the term set out in clause 2(6);

“Development Plan” means the programme for drilling, testing and completing all wells meant for production or pressure maintenance, installation of a gathering system between wells, and installation and commissioning of any processing and transportation facilities necessary to deliver production to the Point of Sale, all of which are contained in a plan for development that is prepared and adopted under Clause 20 hereof;

“Discount Rate” means the sum of one (1) and the decimal equivalent of the percentage increase in the United States Consumer Price Index, as reported for the first time in the monthly publication "International Finance Statistics" of the International Monetary Fund, between the month of the Effective Date and the month when such costs were incurred;

“Discovery” means the Discovery of Petroleum;

Production Sharing Contract Block L1B	Ministry of Energy Page 9

“Economic Limit” means that point in the life of field where expected Revenue to Contractor from Petroleum Operations is insufficient to cover the operating costs to continue Petroleum Operations in accordance with the requirements of the Contract. In this context “Revenue” means the expected revenues derived from the conveyance and sale of Petroleum at the Delivery Point together with any firm tariff income earned by the field facilities, if any;

"Effective Date" means the date falling ninety days after this Contract is executed by the Government and the Contractor;

“Evaluation” means the logical cataloguing, interpretation and assessment of economic and or technical data and information in order to understand the implications and impact of such data and information on technical and business decisions with respect to Petroleum Operations and shall be inclusive of logging, coring and testing an Exploratory Well, but exclusive of drilling, reaming, sidetracking or similar activities;

"Execution Date" means the date this Contract is signed by the Government and the Contractor;

“Expert Determination” means the process whereby a technical dispute is resolved by the appointment of an internationally recognized technical expert who shall be appointed by mutual agreement of the Government and the Contractor, or, failing mutual agreement within thirty (30) days, by the International Chamber of Commerce for the purpose of making a determination related to disputes on technical matters or technical differences under sub-clause 26(1)(b), which determination shall be made within twenty (20) days of the appointment and shall be final and binding upon the Government and the Contractor

“Exploration Period” means the Initial Exploration Period and the Additional Exploration Period (as extended), as the case may be, during which Exploration Operations are undertaken by the Contractor;

"Exploration Operations" include geological, geophysical and Geochemical surveys and analyses, aerial mapping, investigations of subsurface geology, stratigraphic tests, drilling Exploratory Wells and work necessarily connected therewith;

"Exploratory Well" means a well drilled or to be drilled (as the case may be) in search of Petroleum to test a geological feature, which has not been determined to contain producible Petroleum sufficient for Commercial Production;

“First Additional Exploration Period” means the additional period of two (2) Contract Years after the Initial Exploration Period pursuant to sub-clause 2(3), as may be extended under this Contract;

"Fiscal Year" means a period of twelve (12) consecutive months corresponding to

Production Sharing Contract Block L1B	Ministry of Energy Page 10

the year of income as defined in the Income Tax Act of Kenya;

“Government” means the Government of the Republic of Kenya;

"Income Tax Act" means the Income Tax Act of Kenya, as from time to time amended;

“Initial Exploration Period” means the period of two (2) Contract Years commencing on the Effective Date of the Contract, as defined in sub-clause 2(1);

“Joint Account” shall have the meaning set out in subpart 1.1.1 of the Accounting

Procedure;

“Joint Operating Agreement” (JOA) means the operating and participating agreement between the Parties constituting the Contractor that governs their operational activities, obligations and responsibilities under this Contract,

"LIBOR" means London Inter-Bank Offered Rate of interest on six (6) months United States dollars deposit quoted at 11 a.m. by the National Westminster Bank Plc, or any other bank agreed by the parties on the first banking day of  each month for which interest is due;

“Lower Thermal Heat Rate” means the Btu content of a fuel by international

Standards used for comparison of thermal value of a hydrocarbon;

“Market Evaluation Report” means a report for a potentially commercial Natural Gas Discovery by the Contractor including but not limited to identifying potential markets for the Natural Gas, expected volumes for such markets, infrastructure potentially required to access such markets and expectations of price for the Natural Gas supplied to such markets;

"Maximum Efficient Rate" means the rate at which the maximum ultimate economic petroleum recovery is obtained from a commercial field without excessive rate of decline in reservoir pressure and consistent with good international petroleum industry practice;

Minimum  Expenditure”  means  the  minimum  expenditure  obligations  of  the

Contractor during each of the Exploration Periods as specified in Clause 4 herein;

"Minister" means the Minister for the time being responsible for energy or his designated representative;

"Ministry" means the Ministry for the time being responsible for energy or its designated representative;

"Natural Gas" means hydrocarbons that are in a gaseous phase at atmospheric conditions of temperature and pressure, including wet mineral gas, dry mineral gas, casing

Production Sharing Contract Block L1B	Ministry of Energy Page 11

head gas and residue gas remaining after the extraction or separation of liquid hydrocarbons from wet gas, and non-hydrocarbon gas produced in association with liquid or gaseous hydrocarbons

 “Natural Gas Liquids” or “NGLs” means liquefiable hydrocarbons obtained from Natural Gas by condensation or extraction, including, but not limited to, ethane, propane, butane, pentanes and heavies;

 “Normal Cubic Meter” means the volume of gas that occupies a cubic meter when this gas is at a temperature of 15 degrees Celsius and a pressure of 1013.25 millibar;

 “Offshore” shall mean any area which lies below the elevation of the lowest tide level of the shoreline in question for the 10 years preceding this Contract;

 “Participation Agreement” means that model agreement as set out in Appendix C between the Government and Contractor that sets guidelines with respect to the relationship between the Government and Contractor in connection with their respective activities, obligations and responsibilities and which shall only come into force after negotiation of a mutually acceptable form and on signature by the Parties upon the election of the Government to acquire, hold and execute a fully paing working Participating Interest in one (1) or more Development Areas in accordance with Clause 28 of this Contract;

“Participation Interest or Participating Interest” shall mean, as the context requires, the fully paying Participating Interest, expressed as a percentage, and held by the Entities in and to this Contract and the Contract Area, and will include the Government, or its Appointee, in those certain Development Areas in which the Government exercises its right to acquire such a fully paying Participating Interest in accordance with Clause 28.

“Person” means any legal Contractor, corporeal or otherwise; "Petroleum" means Crude Oil and Natural Gas.

"Petroleum Costs" means those expenditures made and obligations incurred by the Contractor in carrying out Petroleum Operations hereunder, determined in accordance with this Contract and the Accounting Procedure attached hereto in Appendix "B" and made a part hereof;

"Petroleum Operations" means all or any of the operations, authorised under this Contract, related to the exploration for, finding, appraisal, development, extraction, production, decommissioning, separation and treatment, storage, transportation, and sale or disposal of, Petroleum up to the point of export or the agreed Delivery Point in Kenya or the point of entry into a refinery and includes Natural Gas processing, liquefaction and compressed Natural Gas operations but does not include petroleum refining operations;

Production Sharing Contract Block L1B	Ministry of Energy Page 12

“Point of Sale” means Delivery Point unless otherwise specified; “Profit Oil” shall have the meaning set out in sub-clause 27(3);

"Regulations" mean the Petroleum (Exploration and Production) Regulations;

“Second Additional Exploration Period” means the second period of two (2) contract years after the First Additional Exploration Period pursuant to sub-clause 2(4), as may be extended under this Contract;

“Second Tier Amount” shall have the meaning set out in sub-clause 27(3); "Semester" means a period of six (6) consecutive months commencing with the first day of January or the first day of July of a

Calendar Year;

“Stub Year” shall mean that portion of the first Contract Year between the Effective

Date and the last day of the Calendar Year then in progress;

“Threshold Price” shall have the meaning set out in sub-clause 27(3)(e).

PART II TERM, EXPLORATION OBLIGATIONS AND TERMINATION

2. TERM

(1)	The Contractor is authorized to conduct Exploration Operations in the Contract Area during an Initial Exploration Period of Two (2) Contract Years from the Effective Date.

(2)	The Contractor shall begin Exploration Operations within three (3) months of the

Effective Date.

(3)
Upon written application by the Contractor made not later than one (1) month prior to the expiry of the Initial Exploration Period, the Minister shall, if the Contractor has fulfilled his work and expenditure obligations under this Contract, grant a First Additional Exploration Period of two (2) Contract Years.

(4)
Upon written application by the Contractor made not later than one (1) month prior to the expiry of the First Additional Exploration Period, the Minister shall, if the Contractor has fulfilled all its work obligations under this Contract, grant a Second Additional Exploration Period of two (2) Contract Years.

(5)	In order to enable the Contractor to complete the drilling and testing of an Exploratory Well actually being drilled or tested at the end of the any Additional

Production Sharing Contract Block L1B	Ministry of Energy Page 13

Exploration Period, the Minister shall, on written application by the Contractor made not later than three (3) months before the expiry of   such Additional Exploration Period, unless another period of notice is agreed by the Parties, extend the period in which the work is to be expeditiously completed, which in any event shall not extend such period by more than four (4) months.

(6)
This Contract shall expire automatically at the end of the Initial Exploration Period or at the end of any Additional Exploration Period as extended in accordance with this Contract, except as to any Development Area. If the Contractor reports, pursuant to sub-clause 19(6) hereof, that a Commercial Discovery has been made before the expiry of the Initial Exploration Period stipulated in sub-clause 2(1) hereof or any Additional Exploration Period thereof, this Contract shall not expire in respect to the relevant Development Area, but shall continue as to such Development Area for Crude Oil for a Development Period term of Twenty Five  25 years from the date the Development Plan for that Development Area is adopted under sub-clause

20(3) hereof, provided that the Development Period for a Natural Gas Development Area shall continue for a term of twenty five (35)  from the date the Development Plan for such Natural Gas Development Area is adopted under sub-clause 20(3) hereof.

3. SURRENDER

(1)
The Contractor shall surrender:

(a) Twenty Five (25%) Percent of the original contract area at or before the end of the Initial Exploration Period;

(b) Twenty Five (25%) Percent of the remaining contract area at or before the end of the First Additional Exploration Period.

(2)	When calculating surrender under sub-clause 3(1), a Development Area shall be excluded from the original Contract Area.

(3)
Notwithstanding the terms of surrender set forth under sub-clause 3(1) herein the Contractor may surrender an additional part of the Contract Area and such a voluntary surrender shall be credited against the next surrender obligation of the Contractor under sub-clause 3(1).

(4)	The shape and size of an area surrendered shall be approved by the Minister, which approval shall not be unreasonably withheld.

(5)
The Contractor shall give one (1) year's written notice of surrender in respect of a Commercial Discovery, which is producing or has produced Petroleum and one (1) month written notice of surrender in respect of any other part of the Contract Area. In case of a surrender of the entire Contract Area this Contract shall terminate.

(6)	No surrender shall reduce shall reduce the minimum amount of exploration work and expenditure fixed in clause 4

Production Sharing Contract Block L1B	Ministry of Energy Page 14

4. MINIMUM EXPLORATION WORK AND EXPENDITURE OBLIGATIONS

(1)	The Contractor shall have the obligation to fulfil the following minimum work and expenditure obligations –

(a) During the Initial Exploration Period of Two (2) Contract Years –

1.1 Minimum Work and Expenditure Obligations
(i)       Acquire Gravity and Magnetic data and interpret 1000km2 at a minimum expenditure of
USD250,000.00
(ii)      Acquire, process and interpret 500line kilometres of   2D seismic data a minimum expenditure of US$5,000,000.00

TOTAL MINIMUM EXPENDITURE DURING THE INITIAL EXPLORATION PERIOD USD5,250,000.00

(b) During the First Additional Exploration Period of Two (2) Contract Years:

Minimum Work and Expenditure Obligations
(i)       Acquire, process and interpret high density 300 km2 3D seismic data at a minimum expenditure of a minimum expenditure of USD12,000,000.00
(ii)      To drill one (1) exploratory well to a minimum of depth of 3,000m at a minimum expenditure USD20,000,000.00

TOTAL MINIMUM EXPENDITURE DURING FIRST ADDITIONAL EXPLORATION PERIOD US$32,000,000.00

Production Sharing Contract Block L1B	Ministry of Energy Page 15

(c) During the Second Additional Exploration Period of Two (2) Contract Years:

Minimum Work and Expenditure Obligations
(i)       Acquire , process and interpret high density 150 km2 3D seismic data at a minimum expenditure of USD6,000,000.00

(ii)      To drill one (1) exploratory well to a minimum of depth of 3,000m at a minimum expenditure USD20,000,000.00

TOTAL MINIMUM EXPENDITURE DURING FIRST ADDITIONAL EXPLORATION PERIOD US$26,000,000.00

(2)
The fulfilment of all the minimum work obligations in respect of each  Exploration Period as set forth in sub-clauses 4(1) (a), 4 (1) (b) and 4 (1) (c) shall  relieve the Contractor of the corresponding expenditure obligation thereto.

(3)
     If the drilling of an Exploratory Well is discontinued, prior to reaching the minimum depth herein specified, because that well has encountered the basement, an impenetrable substance or any condition which in accordance with the good international petroleum industry practice would make it unsafe or impractical to continue drilling, the minimum depth obligation in respect of that well shall be deemed to be fulfilled.

(4)
A well drilled to evaluate a Discovery under an Evaluation work programme pursuant to sub-clause 19(2) and 19(3) shall not be considered to  an Exploratory Well for the purpose of fulfilling the required number of Exploratory Wells, unless the written consent of the Minister is obtained.

(5)
The minimum exploration expenditure set forth in sub-clause 4(1) is expressed in U.S. dollars of the year of the Effective Date. In any Contract Year of either the Initial Exploration Period or any Additional Exploration Period, for the purpose of comparison of the actual costs incurred and paid by the Contractor with the minimum exploration expenditure, the actual costs incurred and paid by the Contractor for seismic operations and the drilling of Exploratory Wells during that Contract Year shall be converted into constant U.S. dollars by dividing the costs by the Discount Rate.

(6)	If during either the Initial Exploration Period or the First Additional Exploration Period, the Contractor exceeds the minimum work obligation in accordance with

Production Sharing Contract Block L1B	Ministry of Energy Page 16

sub-clause 4(4) exceeding the Minimum work obligations for such Exploration Period, then such excess may be credited toward the respective obligation of the next succeeding Additional Exploration Period or periods.

(7)
Upon entry into each exploration period, Contractor shall provide 50% Bank and 50%   Parent Company Guarantee guaranteeing its full minimum work and expenditure obligations for each exploration period guaranteeing the Contractor's minimum work and expenditure obligations under sub-clause 4(1) hereof.

(8)
If at the end of either the Initial Exploration Period or of the First/Second  Additional Exploration Period or upon the date of termination of this Contract, whichever occurs first, the Contractor has not fulfilled all its minimum work obligations under sub-clause 4(1) hereof, the Contractor shall pay the Government the minimum monetary obligation in respect of all the work for the expiring period multiplied by the Discount Rate and calculated on the last month of that Exploration Period, and/or the shortfall, if any, between the amount expended, in accordance with sub-clause 4(4) and the minimum monetary obligation for the expiring Exploration Period, multiplied by the Discount Rate.

5. SIGNATURE BONUS AND SURFACE FEES

(1)
The Contractor shall pay a Signature Bonus of Three Hundred and Ten Thousand United States Dollars (USD310,000) on or before the Execution Date of this contract by means of a direct bank transfer to an accepted Ministry bank account and in accordance with applicable law.

(2)	The Contractor shall pay, on or before the beginning of the relevant Contract Year to the Ministry, the following surface fees;

(i) Five United States Dollars (USD5.00) per square kilometre per annum during the Initial Exploration Period,

(ii) Ten United States Dollars (USD10.00) per square kilometre per annum during the First Additional Exploration Period,

(iii) Fifteen United Dollars (USD15.00) per square kilometre per annum during the Second Additional Exploration Period,

(iv) One Hundred United States Dollars USD (USD100.00) per square kilometre per annum during the Development and Production Periods

(3)
The surface fees shall be calculated on the basis of the surface area of the Contract Area on the date those payments are due.

A fee payable under sub-clause 5(2) is not refundable and a late payment shall attract interest in accordance with sub-clause 34(2).

Production Sharing Contract Block L1B	Ministry of Energy Page 17

6. TERMINATION AND WITHDRAWAL

(1)	The Minister may terminate this Contract by giving the Contractor written notice, if the Contractor –

(a) Fails to make any payment to the Government or the Minister required under this Contract for a period exceeding sixty (60) days; or

(b) Is in material breach of any other obligation under this Contract; or

(c) becomes insolvent, makes a composition with its creditors, or goes into liquidation other than for reconstruction or amalgamation.

(2)
The period of notice in respect of sub-clause 6(1)(a) hereof shall be two (2) months, and in any other case three (3) months, but if the Contractor remedies the breach within the period of notice, the Minister shall withdraw the notice.  Where the Minister reasonably believes the Contractor is using its best efforts to remedy the default, the Minister may extend the notice, accordingly.

(3)
When this Contract is terminated or expires in whole or in part, the Contractor shall conclude the Petroleum Operations in the area as to which this Contract has terminated or expired in an orderly manner minimising harm to the Government and third parties.

Production Sharing Contract Block L1B	Ministry of Energy Page 18

PART III RIGHTS AND OBLIGATIONS OF THE CONTRACTOR

7. RIGHTS OF THE CONTRACTOR

(1)	The Contractor shall have the right to carry out the Petroleum Operations within the Contract Area, subject to the provisions of this Contract for the term hereof.

(2)
The Contractor is granted the right to enter upon the Contract Area and conduct Petroleum Operations there, but permission may be granted by the Government to other Persons to search for and mine minerals, other than Petroleum, so long as they do not interfere with the Petroleum Operations, and easements and rights of way may be granted to other Persons for the benefit of land adjacent to the Contract Area.

(3)
The Minister shall facilitate on behalf of the Contractor any permit necessary to enable the Contractor to use the water in the Contract Area for the purpose of the Petroleum Operations but the Contractor shall not unreasonably deprive the users of land, domestic settlement or cattle watering place of the water supply to which they are accustomed.

(4)	The Contractor may, for the purpose of the Petroleum Operations, use gravel, sand, clay and stone in the Contract Area but not in –

(a) Trust land without a licence granted under section 37 of the Trust Land Act;

(b) Other private land without the consent of the owner; and

(c) A beach, foreshore or reef without the consent of the Minister.

(5)
Subject to the provisions of section 10 of the Act and of regulation 6 of the Regulations, and subject to the provisions of Chapter V and Articles 261 and 262 in the 5th schedule of the Constitution and Part IV of the Trust Land Act, the Contractor may exercise all rights granted to him by this Contract.

(6)
Subject to the approval of the applicable Development Plan, the Contractor shall have the right to freely consume or re-inject, without being subject to any taxes, royalties or other payments, Crude Oil and Natural Gas from the Contract Area for the purpose of conducting the Petroleum Operations.

(7)	As a result of conducting the Petroleum Operations, the Contractor shall have the right, without any additional payment, except for those payments provided for in this Contract, to:

(a) Enter into contracts with the other Parties for the services of their personnel or to provide services in relation to the Petroleum Operations;

Production Sharing Contract Block L1B	Ministry of Energy Page 19

(b) Arrange financing for a portion of the capital costs of the development operations to be undertaken by the Contractor, as determined by the Contractor;

(c) Enter into agreements providing for the transportation and terminalling of Crude Oil and Natural Gas;

(d) establish a marketing agreement with one or more of the parties to market the Crude Oil and Natural Gas on behalf of the Contractor on international markets; and

(e) Enter into any other agreements that may be necessary to conduct the Petroleum Operations.

8. GENERAL STANDARDS OF CONDUCT

(1)	The Contractor shall carry out the Petroleum Operations diligently and in accordance with good international petroleum industry practice.

(2)           In particular, the Contractor shall -

(a) Ensure that all machinery, plant, equipment and installations used by the Contractor in connection with the Petroleum Operations are of proper and accepted construction and are kept in good repair;

(b)  Use  the  resources  of  the  Contract  Area  as  productively  as possible and ensure that good international petroleum industry practice is used to prevent Petroleum discovered and produced, or mud or any other fluids or substances escaping or being wasted;

(c) prevent damage to adjacent strata which bear Petroleum or water, and prevent water entering through wells into strata bearing petroleum, except where water injection methods are used for secondary recovery operations;

(d) properly confine Petroleum in receptacles constructed for that purpose, and not place Crude Oil in an earthen reservoir except temporarily in an emergency; and

(e) Dispose of waste oil, salt water and refuse in accordance with good international petroleum industry practice, avoiding pollution.

(3)    In  conducting  the  Petroleum  Operations,  the  Contractor  may  use  any  of  its Affiliates, any Affiliate of the entities constituting the Contractor or independent contractors.   The Contractor, however, shall remain responsible for the performance of its obligations.

Production Sharing Contract Block L1B	Ministry of Energy Page 20

9. JOINT LIABILITY AND INDEMNITY

(1)	Where a Contractor consists of more than one (1) Person their liability shall be joint and several.

(2)
The Contractor shall cause as little damage as possible to the surface of a Contract Area and to trees, crops, buildings and other property thereon, shall forthwith repair any damage caused, and shall pay reasonable compensation for any loss suffered, as determined by an independent Expert appointed by the parties, subject to sub- clause 9(5).

(3)
The Minister may, if he has reasonable cause to believe that the Petroleum Operations may endanger persons or property, cause pollution, harm marine life or interfere with navigation and fishing, order the Contractor to take reasonable remedial measures or order the Contractor to discontinue the relevant Petroleum Operations until such measures, or mutually agreed alternatives thereto, are implemented.  If Petroleum Operations are suspended in accordance with this sub- clause 9(3) during the Exploration Period, then the Exploration Period shall be extended by the same number of days as the period of the suspension.

(4)
The  Contractor  shall  maintain  appropriate  and  adequate  third  party  liability insurance and workmen's compensation insurance and shall provide the Minister with evidence of those insurances before the Petroleum Operations begin.

(5)
The Contractor shall indemnify, defend and render the Government harmless from all and any third party claims for loss or damage which, but for the conduct of Petroleum Operations by the Contractor or sub-Contractor, would not have arisen or occurred.  Under no circumstances, however, shall the Contractor be liable for indirect or consequential losses or damages, pool formation or structure damage, loss of reservoir, loss of production or loss of profits arising out of or in connection with this Contract or the Petroleum Operations.

(6)
In the event of an emergency or extraordinary circumstances requiring immediate action, including the safeguarding of lives or property or protection of the environment or for health reasons, the Operator, on behalf of the Contractor, may take all such actions as it deems proper or advisable to protect the joint property, its  investments  and  its  employees,  and  shall  give  written  notice  to  the Government immediately thereafter.   Any and all costs incurred in connection with such emergency activities shall be regarded as Petroleum Costs for the purpose of cost recovery under Clause 27 and the Accounting Procedure.

10. WELLS AND SURVEYS

(1)
Unless such a notice is waived, the Contractor shall not drill a well or borehole or recommence drilling after a six (6) months' cessation without thirty (30) days' pnotification to the Minister which notice shall set forth the Contractor's reasons for undertaking such well and shall contain a copy of the drilling programme.

Production Sharing Contract Block L1B	Ministry of Energy Page 21

(2)	The design of a well or borehole and the conduct of drilling shall be in accordance with good international petroleum industry practice.

(3)
No borehole or well shall be drilled so that any part thereof is less than five hundred (500) metres from a boundary of the Contract Area, without the consent in writing of the Minister, which consent shall not be unreasonably withheld.

(4)	The Contractor shall not, except where there is danger or a risk of significant economic loss –

(a) abandon a well or remove any permanent form of casing there from, without giving forty-eight (48) hours prior notification to the Minister, and an abandoned well shall be securely plugged to prevent pollution, sub- sea damage, or water entering or escaping from the strata penetrated; or

(b) Commence drilling, re-enter or plug a well unless a representative of the Minister has been given a reasonable opportunity to be present.

(5)	The Contractor shall state, in its application to abandon a well on land, whether that well is capable of providing a water supply.

(6)
The Contractor shall, within two (2) months of termination or expiry of this Contract or the surrender of part of the Contract Area, deliver up all productive wells, in said surrendered area, in good repair and working order together with all casings and installations which cannot be moved without damaging the well, but the Minister may require the Contractor to plug the well at the Contractor's expense by notifying the Contractor within thirty (30) days after such termination or expiry is effected or at least three (3) months prior to surrender of a Development Area.

(7)
Where the Contractor applies to permanently abandon an Exploratory Well in which petroleum of potentially commercial significance has not been found, the Minister may request the Contractor to deepen or sidetrack that well and to test the formations penetrated as a result of such operations, or to drill another exploration well within the same prospect area, subject to the following provisions;

(a) Any such additional Petroleum Operations shall be at the sole cost, risk and expense of the Minister and shall be paid for in accordance with the Accounting Procedure.   The Government shall advance to the Contractor the funds necessary to conduct the operations.

(b) The Contractor shall not undertake such additional work if it will interfere with the conduct of the Contractor's Petroleum Operations or if it is not commercially, technically or operationally feasible.

Production Sharing Contract Block L1B	Ministry of Energy Page 22

(c) In the event that the Petroleum Operations undertaken under this sub-clause 10 (7) result in a Discovery which the Contractor elects to evaluate and/or develop as a commercial field, the Contractor shall reimburse the Government Six Hundred per cent (600%) of the costs and expenses incurred by the Government for the conduct of the operations and such sum shall be paid within thirty (30) days of the notification made by the Contractor.  If the Contractor does not make such election, the Government shall have the right to continue the Petroleum Operations on this Discovery at the sole cost, risk and expense of the Government.

(8)
The Contractor shall give the Minister thirty (30) days; notice of any proposed geophysical survey of the Contract Area, which notice shall contain complete details of the programme to be conducted. At the request of the Contractor, the Minister may waive the notice period.

11. OFFSHORE OPERATIONS

(1)	The Contractor shall ensure that works and installations erected offshore in Kenya's territorial waters and exclusive economic zone shall be -

(a) Constructed, placed, marked, buoyed, equipped and maintained so that there are safe and convenient channels for shipping;

(b) Fitted with navigational aids approved by the Minister;

(c) Illuminated between sunset and sunrise in a manner approved by the managing director, Kenya Ports Authority; and

(d) Kept in good repair and working order.

(2)	The Contractor shall pay reasonable compensation for any interference in fishing rights caused by the Petroleum Operations.

12. FIXTURES AND INSTALLATIONS AND TITLE TO ASSETS

(1)
With the written consent of the Minister, which consent shall not be unreasonably withheld, the Contractor shall have the right to construct, operate and maintain roads, drill water wells and to place and/or construct fixtures and installations necessary to conduct the Petroleum Operations, including but not limited to, storage tanks, trunk pipelines, shipment installations, pipelines, cables or similar lines, liquefaction, processing and compression, located inside or outside the Contract Area, as well as construct, operate and maintain or lease facilities for the transportation of Crude Oil and Natural Gas from the Contract Area. The consent of the Minister may be conditional on the use by other producers of the excess

Production Sharing Contract Block L1B	Ministry of Energy Page 23

capacity, if any, of those facilities. Where the Minister and Contractor agree that a mutual economic benefit can be achieved by constructing and operating common facilities, however, the Contractor shall use its reasonable best efforts to reach agreement with other producers on the construction and operation of such common facilities.

(2)
Other producers may only use the facilities of the Contractor where there exists excess capacity and on payment of a reasonable compensation which includes a reasonable return on investment to the Contractor and provided the use does not interfere with the Contractor's Petroleum Operations.

(3)
The Minister may, in consultation with the Contractor, consent to the laying of pipelines, cables and similar lines in the Contract Area by other Persons, subject to (a) the consent of the Contractor, which consent shall not be unreasonably withheld, and (b) the submission of technical data by the Government demonstrating that such lines shall not interfere with the Petroleum Operations of the Contractor.

(4)
On termination or expiration of this Contract or surrender of part of the Contract Area, the Contractor shall remove the above-ground plant, appliances and installations from the Contract Area or the part surrendered other than those that are situated in or related to a Development Area or, at the option of the Minister, the Contractor shall transfer ownership thereof, at no cost, to the Government, in the condition that they are then in, in which latter case the Government shall be responsible for operating, maintaining, abandoning and decommissioning of such plants, appliances and installations.

(5)
When the rights of the Contractor in respect of a Development Area terminate, expire or are surrendered, the Contractor shall transfer ownership thereof to the Government, at no cost, the plant, appliances and installations that are situated in the Development Area or that are related thereto, unless such plant, appliances and installations are or may be utilised by the Contractor in Petroleum Operations under this Contract, but the Government may require the Contractor to remove the surface installations at the cost of the Contractor.

13. LOCAL EMPLOYMENT, TRAINING AND COMMUNITY DEVELOPMENT PROJECT

(1)
The Contractor, its contractors  and  sub-contractors  shall,  where  possible, employ Kenya citizens in the Petroleum Operations, and until expiry or termination of this Contract, shall train those citizens. The training programme shall be established with the  consultation of the Minister.

(2)          In addition to the obligation under sub-clause 13(1) and commencing on the Effective Date, the Contractor shall for the purposes of section 11 of the Act

Production Sharing Contract Block L1B	Ministry of Energy Page 24

contribute or hold to the order of the Ministry a minimum of:

(i)	One Hundred and Seventy Five Thousand United States Dollars (USD 175,000.00) per year during the Initial Exploration Period towards the Ministry Training Fund

(ii)       One Hundred and Seventy Five Thousand United States Dollars
(USD 175,000.00) per  year  during the  First Additional  E x p l o r a t i o n
Period towards the Ministry Training Fund.

(iii)      One Hundred and Seventy Five Thousand United States Dollars
(USD 175,000.00) per year during the Second Additional E x p l o r a t i o n
Period towards the Ministry Training Fund.

(iv)     The Contractor's obligation hereunder shall be further increased to a minimum of Two Hundred Thousand United States Dollars
(USD200,000.00) per year commencing with the adoption of the first
Development Plan under sub-clause 20(3).

(3)	The Contractor shall by way of direct payments contribute a minimum of United States Dollars Fifty Thousand (USD 50,000.00) per year towards the local community development projects.

14. DATA AND SAMPLES

(1)
The Contractor shall keep logs and records of the drilling, deepening, plugging or abandonment of boreholes and wells, in accordance with good international petroleum industry practice and containing particulars of -

(a) The strata and sub-soil through which the borehole or well was drilled;

(b) The casing, tubing and down-hole equipment and alterations thereof, inserted in a borehole or well;

(c) Petroleum, water, workable mineral or mine workings encountered; and

(d) Any other matter related to the Petroleum Operations that is reasonably required by the Minister.

(2)
The Contractor shall record, in an original or reproducible form of good quality, and on seismic tapes where relevant, all geological and geophysical information and data relating to the Contract Area obtained by the Contractor and shall deliver a copy of that information and data, the interpretations thereof and the

Production Sharing Contract Block L1B	Ministry of Energy Page 25

logs and records of boreholes and wells, to the Minister, in a reproducible form, as soon as practicable after that information, those interpretations and those logs and records come into the possession of the Contractor.

(3)
The  Contractor  may  remove,  for  the  purpose  of  laboratory  examination  or analysis, petrological specimens or samples of petroleum or water encountered in a borehole or well and, as soon as practicable shall, without charge, give the Minister a representative part of each specimen and sample removed, but no specimen or sample shall be exported from Kenya without prior notification to the Minister.

(4)
The Contractor shall keep records of any supply information concerning the Petroleum Operations, reasonably requested by the Minister, if the data or information necessary to comply with the request are readily available.

15. REPORTS

(1)	The Contractor shall supply to the Minister daily reports on drilling operations and production operations, and weekly reports on geophysical operations.

(2)         The  Contractor  shall  report  in  writing  to  the  Minister  the  progress  of  the Petroleum Operations according to the following schedule -

(a)  Within  one  (1)  month  of  the  last  day  of  March,  June, September and December, covering the previous three (3) months;

(b) Within three (3) months of the last day of December, covering the previous year;

(c) Within three (3) months of the date of expiry or termination of this Contract.

(3)	A report under sub-clause 15 (2) shall contain, in respect of the period which it covers -

(a) Details of the Petroleum Operations carried out and the factual information obtained;

(b) A description of the area in which the Contractor has operated;

(c) An account of the expenditure on Petroleum Operations in accordance with the Accounting Procedure;

(d) A map indicating all boreholes, wells and other Petroleum Operations;

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 26

(e) On expiry or termination of this Contract details of the Petroleum Operations including all the matters described in paragraphs (a) to (d); and

(f) All information required by clause 14 not hitherto supplied.

PART IV RIGHTS AND OBLIGATIONS OF THE GOVERNMENT AND THE MINISTER

16. RIGHTS OF THE GOVERNMENT

(1)
The Government may acquire a part of the Contract Area for a public purpose other than searching for or extracting Petroleum but not to the extent that will prevent the carrying out of Petroleum Operations within the Contract Area, and the Government shall not, without good cause, acquire a part of the Contract Area on which Petroleum Operations are in progress.

      The Contractor shall not carry out Petroleum Operations on such an acquired part but may:-

(a) Enter upon that part but not materially interfere with the public purpose;

(b) Carry out directional drilling from an adjacent part.

(2)
The Minister, or a Person authorized by him in writing, may at all reasonable times inspect any Petroleum Operations, and any records of the Contractor relating thereto, and the Contractor shall provide, where available, facilities similar to those applicable to its own or to sub-contractors' staff for transport to the Petroleum Operations, subsistence and accommodation and pay all reasonable expenses directly connected with the inspection.

(3)
If there is a breach of an obligation due to be performed under this Contract, the Minister may require the Contractor to perform any obligation under this Contract by giving reasonable written notice, and if the Contractor fails to comply with the notice, the Minister may execute any necessary works for which the Contractor shall pay forthwith. The Minister may give notice to execute works at any time but not later than three (3) months after the termination or expiry of this Contract or the surrender of a part of the Contract Area.

17. OBLIGATIONS OF THE GOVERNMENT

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 27

(1)	The Government may at the request of the Contractor, make available to the Contractor such land as the Contractor may reasonably require for the conduct of Petroleum Operations and -

(a) Where the land is Trust Land, the Government may, subject to sub-clause 17(2) set apart such Trust Land in the Contract Area or outside the Contract Area in accordance with the Trust Land Act;

(b) Where the land is private land, the Government may, subject to section 10 of the Act, acquire the land in accordance with the applicable laws;

(c) The Contractor shall pay or reimburse the Government any reasonable compensation that may be required for the setting apart, use or acquisition of any land for the Petroleum Operations as settled by an Expert Determination.

(2)
Where the Contractor has occupied Trust Land for the purpose of the Petroleum Operations before that land has been set apart, the Contractor shall notify the Minister in writing of the need to set apart such land.

(3)
The Government shall grant or cause to be granted to the Contractor, its contractors and sub-contractors such way-leaves, easements, temporary occupation or other permissions within and without the Contract Area as are necessary to conduct the Petroleum Operations and in particular for the purpose of laying, operating and maintaining pipelines and cables, and passage between the Contract Area and the Delivery Point of petroleum.

(4)	The Government shall at all times give the Contractor the right of ingress to and egress from the Contract Area and the facilities wherever located for the conduct of Petroleum Operations.

(5)
Subject to the usual national security requirements and the Immigration Act and   Regulations   of   Kenya   in   particular,   the   Government   shall   not unreasonably refuse to issue and/or renew entry visas or work permits for employees, technicians and managers employed in the Petroleum Operations by the Contractor or its sub-contractors and their dependants.

PART V WORK PROGRAMME, DEVELOPMENT AND PRODUCTION

18. EXPLORATION WORK PROGRAMME

(1)	The Contractor shall submit and orally present to the Minister one (1) month after the Effective Date, a detailed statement of the exploration work programme and budget for the first Contract Year.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 28

(2)
The Contractor shall submit and orally present to the Minister three (3) months before the end of each Contract Year, a detailed statement of the exploration work programme and budget for the next Contract Year.

(3)
The Minister may submit to the Contractor, within thirty (30) days of the receipt of the annual exploration work programme and budget, suggested modifications and revisions thereof. The Contractor shall consider the inclusion of such suggested modifications and revisions in light of good international petroleum industry practice and shall provide the Minister with the exploration work programme and budget which the Contractor has adopted.

(4)
After the adoption of the annual exploration work programme and budget, the Contractor may make changes to that annual exploration work programme and budget if those changes do not materially affect the original objectives of that exploration work programme and budget, and shall state the reasons for those changes to the Minister.

19. DISCOVERY AND EVALUATION WORK PROGRAMME

(1)	The Contractor shall in accordance with section 9(b) of the Act, notify theMinister of a Discovery and shall report to the Minister all relevant information.

(2)
If the Contractor considers that the Discovery merits Evaluation, it shall submit and orally  three (3) months present to the Minister a detailed statement of the Evaluation work programme and budget which shall provide for the expeditious Evaluation of the Discovery and the provisions of sub-clauses 18(3) and 18(4) shall apply to the Evaluation work programme and budget.

(3)         After  the  Evaluation work  programme  and budget  have  been adopted,  the Contractor shall diligently evaluate the Discovery without undue interruption.

(4)
In the event of a Discovery in the last year of the Second Additional Exploration Period, the Minister shall, at the request of the Contractor, extend the term of the Second Additional Exploration Period in respect to the prospective area of the Discovery and for the period of time reasonably required to expeditiously complete the adopted Evaluation work programme and budget with respect to such Discovery and to determine whether or not the Discovery is commercial but in any event, such extension to the Second  Additional Exploration Period shall not exceed twelve (12) months.

(5)
The Contractor shall, not more than three (3) months after the Evaluation or Market Evaluation Report is completed, report to the Minister the commercial prospects of the Discovery, including all relevant technical and economic data.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 29

(6)
If  the  Contractor  reports  under  sub-clause  19(5)  that  the  Discovery  is  a Commercial Discovery, a Development Plan shall be submitted to the Minister within six (6) months of the completion of the Evaluation work programme or Market Evaluation Report unless otherwise agreed, and upon written application of the Contractor, the term of this Contract shall be extended by the Minister, if necessary, in respect of the area of that Commercial Discovery, provisionally established in accordance with the adaptation of a Development Plan.

20. DEVELOPMENT PLAN AND DEVELOPMENT WORK PROGRAMME

(1)
The Contractor shall prepare, in consultation with the Minister, the Development Plan based on sound engineering and economic principles and in accordance with  good  international  petroleum  industry  practice  and  considering  the Maximum Efficient Rate of production appropriate to the Commercial Discovery.

(2)         The Development Plan submitted by the Contractor to the Minister shall contain–

(a) Details of the proposed Development Area, relating to the Commercial Discovery which shall correspond as closely as possible to the extension of the discovered accumulation in the Contract Area, as determined by the analysis of all the relevant available information;

(b) Proposals relating to the spacing, drilling and completion of the wells and the facilities and installations required for the production, storage and transportation of petroleum;

(c) A production forecast and an estimate of the investment and expenses involved; and

(d) An estimate of the time required to complete each phase of the Development Plan.

(3)
The Minister and the Contractor shall jointly consider the Development Plan within sixty (60) days of submission thereof and the Minister may within that period, unless otherwise agreed, submit suggested modifications, justifications and revisions thereof. The Contractor shall consider the inclusion of such suggested  modifications  and  revisions  in  the  light  of  good  international petroleum industry practice, and the Development Plan shall be adopted by mutual agreement.

Where the Minister proposes no modifications and revisions, the Development Plan of the Contractor shall be adopted sixty (60) days after its submission unless it is adopted by mutual agreement of the Parties before that period has elapsed.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 30

(4)
After a Development Plan has been adopted, the Contractor shall use its best efforts to proceed, promptly and without undue interruption, to implement the Development Plan in accordance with good international petroleum industry practice. Development work shall commence six (6) months from the date of adoption of the Development Plan.

In connection therewith, the Contractor shall submit and orally present to the Minister, prior to the first day of October of each year following the adoption of the Development Plan, a detailed statement of the annual development work programme and budget for the next Calendar Year and the provisions of sub- clauses 18(3) and 18(4) shall apply to the Development Plan and to the annual development work programme and budget.

(5)
Where the development operations result in an extension to the area to which the Commercial Discovery relates within the Contract Area, the Minister shall adjust the relevant Development Area to include that extension as determined by the analysis of all the relevant available information.

21. UNITISATION

(1)
Where the recoverable reserves of a Commercial Discovery extend into an area adjacent to the Contract Area, the Minister may require the Contractor to produce Petroleum therefore in co-operation with the Contractor of the adjacent area. Where non-commercial deposits of Petroleum in the Contract Area if exploited with deposits in an area adjacent to the Contract Area, would be commercial, the Minister may make a similar requirement to the contractor of that adjacent area.

(2)
If the Minister so requires, the Contractor shall in co-operation with the contractor of the adjacent area, submit within six (6) months, unless otherwise agreed by the Parties, a proposal for the joint exploitation of the deposits, for the approval of the Minister. The reasonable costs of preparing the proposal shall be divided equally between the Contractor and the adjacent contractor.

(3)
If the proposal is not submitted or approved, the Minister may prepare his own proposal, in accordance with good international petroleum industry practice, for the joint exploitation of the recoverable reserves. The Minister's proposal may be adopted by the Contractor, subject to sub-clause 21(4), and subject to the adjacent contractor's acceptance of the same proposal.

(4)	The provisions of the proposal for joint exploitation shall prevail over this Contract, where those provisions do not reduce the financial benefits to the parties under this Contract.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 31

22. MARGINAL AND NON-COMMERCIAL DISCOVERIES

(1)
Where the Contractor determines that oil or Natural Gas Discovery is marginal or non-commercial, the Contractor may propose a modification to this Contract, based on an alternative economic evaluation and after consideration the Minister may accept or reject the proposed modification.

Upon making a marginal Discovery of Natural Gas, the Contractor and the Government shall commence good faith negotiations of revisions to Clause 27 that would be necessary in order to provide the Contractor with project economics that will provide a reasonable Rate of Return.

(2)
The parties agree that unless otherwise agreed, if the Contractor fails to commence the Evaluation of a Petroleum Discovery within Twelve (12)  Months following the notice of Discovery, or if within Twelve (12) Months following the completion of an Evaluation work programme, and the Contractor considers the Crude Oil Discovery does not merit development, the Minister may request the Contractor to surrender the area corresponding to such Crude Oil Discovery and the Contractor shall forfeit any rights relating to any production there from. The area subject to such surrender shall not exceed the extension of the discovered accumulation as determined by the structural closure of the prospective horizon and all other relevant available information. Any such surrender by the Contractor shall be credited in accordance with sub-clause 3(3) hereof.

23. NATURAL GAS

(1)
Where Natural Gas is discovered and the Contractor and the Minister agree that it may be economically processed and utilised other than in secondary recovery operations, that processing and utilisation shall follow a Development Plan approved in accordance with clause 20.

(2)
The Contractor shall return associated Natural Gas , not required for use in Petroleum Operations or sold, to the subsurface structure, but if such Natural Gas  cannot  be  economically  used  or  sold  or  returned  to  the  subsurface structure, the Contractor shall, after expiry of sixty (60) days' notice to the Minister giving reasons why such Natural Gas cannot be economically used or sold or returned to the subsurface structure, be entitled to flare such associated Natural Gas in accordance to good international petroleum industry practice. Notwithstanding anything in this clause to the contrary Natural Gas may be flared at any time if necessary for the conducting of well and production tests and during any emergency.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 32

(3)
Where the Contractor does not consider that it is economical to process and utilise associated Natural Gas and where that Natural Gas is not required for use in Petroleum Operations, the Minister may at the field separator, process and utilise that Natural Gas without compensation but the Government shall pay for all costs and expenses related thereto which shall include, but not be limited to, any engineering studies, new fixtures, equipment and installations required for the gathering, transport, processing and utilisation thereof and the operation and maintenance of same shall be at the sole risk, cost and expense of the Government.

(4)
Where the Contractor considers that it is economical to produce Natural Gas, the Contractor agrees to sell Natural Gas to the Government to the volume calculated in accordance with sub-clause 29(6) below with other terms of sale, including price, to be agreed.

24. PRODUCTION LEVELS AND ANNUAL PRODUCTION PROGRAMME

(1)	The Contractor shall produce Petroleum at the Maximum Efficient Rate in accordance with good international petroleum industry practice.

(2)
Prior to the first day of October of each year following the commencement of Commercial Production, the Contractor shall submit and orally present to the Minister, a detailed statement of the annual production programme and budget for the next Calendar Year, and the provisions of sub-clause 18(3) and (4) shall apply to the annual production programme and budget.

(3)	The Contractor shall endeavour to produce in each Calendar Year the forecast quantity estimated in the annual production programme.

(4)
The Crude Oil shall be run to storage (constructed, maintained and operated by the Contractor) and Petroleum shall be metered or otherwise measured as required to meet the purpose of this Contract in accordance with clause 25.

25. MEASUREMENT OF PETROLEUM

(1)
The volume and quality of Petroleum produced and saved from the Contract Area shall be measured by methods and appliances customarily used in good international petroleum industry practice and approved by the Minister.

(2)
The Minister may inspect the appliances used for measuring the volume and determining the quality of Petroleum and may appoint an inspector to supervise the measurement of volume and determination of quality.

(3)	Where the method of measurement, or appliances used therefore, have caused an overstatement or understatement of a share of the production, the error shall

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 33

be presumed to have existed since the date of the last calibration of the measurement devices, unless the contrary is shown, and an appropriate adjustment shall be made for the period of error.

(4)	The Minister and the Contractor shall determine the measurement point at which production shall be measured and the respective shares of Petroleum allocated.

26. VALUATION OF CRUDE OIL AND NATURAL GAS

(1)	The value of Crude Oil, for all purposes under this Contract, shall be denominated in United States dollars and shall be calculated each Calendar Quarter as follows -

(a) if there have been sales of Crude Oil produced from the Contract Area to third parties at arm's length during that Calendar Quarter, the value shall be the weighted average per unit price actually paid in those sales, at the F.O.B. point of export or at the point that title and risk pass to the buyer, adjusted for grade, gravity and quality of such Crude Oil as well as for transportation costs and other appropriate adjustments for grade, gravity, and quality of such Crude Oil transaction where the seller and the buyer are independent of one another and do not have, directly or indirectly, any common interest;

(b) if there have been no sales of Crude Oil produced from the Contract Area to third parties at arm's length during that Calendar Quarter, the value shall be the "fair market value" determined as the average per unit prevailing market price, actually paid during that Calendar Quarter in arm's length sales for export under term Contracts of at least ninety (90) days between unrelated purchasers and sellers, for Crude Oil produced in Kenya and for Crude Oil of comparable quality produced in the nearest major Crude Oil producing and exporting country, and adjusted for grade, gravity and quality of such Crude Oil as well as for transportation costs and any other appropriate adjustments.

If necessary, a value of Crude Oil shall be determined separately for each Crude Oil or Crude Oil mix and for each point of delivery.

The value of Crude Oil shall be mutually agreed at the end of each Calendar Quarter and applied to all transactions that took place during the quarter.

If the Minister and the Contractor cannot reach agreement on the value of Crude Oil within thirty (30) days of the end of any Calendar Quarter, such dispute may be submitted for an Expert Determination.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 34

(2)
Pending the determination of the value of Crude Oil for a Calendar Quarter, the value of Crude Oil determined for the preceding Calendar Quarter will be provisionally applied to make calculation and payment during such Calendar Quarter until the applicable value for that Calendar Quarter is finally determined pursuant to sub-clause 26(1).  Any adjustment to provisional calculation and payment, if necessary, will be made within thirty (30) days after such applicable value is finally determined.

(3)
Natural Gas shall be valued based on the actual proceeds received for sales, provided that, for sales of Natural Gas between the Contractor and any Affiliate, the value of such Natural Gas shall not be less than the then prevailing fair market value for such sales of Natural Gas taking into consideration, to the extent possible, such factors as the markets, the quality and quantity of Natural Gas and other relevant factors reflected in natural gas pricing.  For sales of Natural Gas into the domestic market, the price shall be set in accordance with the provisions of sub-clause 23(5).

PART VI   COST RECOVERY, PRODUCTION SHARING, MARKETING AND PARTICIPATION

27. COST RECOVERY, PRODUCTION SHARING, WINDFALL AND INCOME TAX

(1)
Subject to the auditing provisions under clause 30, the Contractor shall recover the Petroleum Costs, in respect of all Petroleum Operations, incurred and paid by the Contractor pursuant to the provisions of this Contract and duly entered in the Joint Account, by taking and separately disposing of an amount equal in value to a maximum of Sixty (60%) Percent of all Crude Oil produced from the Contract Area during that Fiscal Year and not used in Petroleum Operations. Such cost recovery Crude Oil is hereinafter referred to as "Cost Oil".

(2)         Petroleum Costs may be recovered from Cost Oil in the following manner:

(a) Petroleum Costs, with the exception of capital expenditures, incurred in respect of the Contract Area, shall be recoverable either in the Fiscal Year in which these costs are incurred and paid or  the Fiscal Year in which Commercial Production occurs, whichever is the later; and

(b) capital expenditure incurred in respect of each Development Area shall be recoverable at a rate of 20%  based on amortization at that rate starting either in the Fiscal Year in which such capital expenditure are incurred and paid or the Fiscal Year in which Commercial Production from that Development Area commences, whichever is the later.

For the purpose of this clause, "capital expenditure" shall mean the qualifying  expenditure,  other  than  "intangible  drilling  costs",  that  is

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 35

expenditure that has no salvage value, including expenditure on labour, fuel, repairs, maintenance, hauling, mobilization and supplies and materials, other than supplies and materials for well casings or other well fixtures, which is for or incidental to drilling, cleaning, deepening, completing or abandoning wells and is incurred in respect of –

(i) The determination of well locations, geological and geophysical studies, and topographical and geographical surveys preparatory to drilling;

(ii) The drilling, shooting, testing, and cleaning of wells; and

(iii) The clearing, draining and levelling of land, road-building and laying of foundations.

(c) To the extent that, in a Fiscal Year, the Petroleum Costs recoverable according to sub-clauses 27(2) (a) and 27(2)(b) exceed the value of all Cost Oil or Cost Gas for such Fiscal Year, the excess shall be carried forward for recovery by the Contractor in the next succeeding Fiscal Year or Fiscal Years until fully recovered, but in no case after the termination of this Contract.

(d) To the extent that, in a Fiscal Year, the Petroleum Costs recoverable according to sub-clauses 27(2)(a) and 27(2)(b) are less than the maximum value of the Cost Oil or Cost Gas as specified in sub-clause 27(1), the excess shall become part of, and be included in the Profit Oil or Profit Gas as provided for in sub-clause 27(3) hereafter.

(e) For the purpose of valuation of Cost Oil and Cost Gas, the relevant provisions of clause 26 hereof shall apply.

(3)
The total Crude Oil produced and saved from the Contract Area and not used inPetroleum Operations less the Cost Oil as specified in sub-clauses 27(1) and 27(2), shall be referred to as the Profit Oil and shall be shared, taken and disposed of separately by the Government and Contractor according to increments of Profit Oil as follows:

Incremental Production Tranches	Govt. Share	Contractor Share
0-30,000 barrels per day	50%	50%
Next 25,000 barrels per day	60%	40%
Next 25,000 barrels per day	65%	35%
Next 20,000 barrels per day	70%	30%
Above 100,000 barrels per day	78%	22%

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 36

(a) For the purpose of this sub-clause, increments of Profit Oil shall be calculated by considering the total Crude Oil produced and saved from the Contract Area less the quantity of Cost Oil required to satisfy recoverable costs, expenses and expenditures according to sub-clauses
27(1) and 27(2).

(b) Where two (2) or more reservoirs are sufficiently close so that they utilize the same surface installation, they shall be considered, for the purposes of sub-clause 27(3) (a), as being one (1) Development Area. When making a proposal for the delineation of a Development Area and its associated Development Plan, the Contractor shall consider in priority the option which is the most favourable for the Government in terms of Profit Oil split.

(c)         Windfall Profits

When the value of crude oil for any calendar quarter calculated in accordance with Clause 26 of the PSC exceeds United States US$ 50 per barrel FOB Mombasa (hereinafter referred to as the (“Threshold Price”) adjusted for the United States of America’s Consumer Price Index (CPI) whose Effective Date will be from the date of the contract execution then a Second Tier Amount is payable by the Contractor to the Government.

The Second Tier Amount will be calculated in respect of each Calendar Quarter according to the following formula:

R = CSPO x 26% x (V – Threshold Price) Where;

R is the Second Tier Amount in US Dollars;

V is  the  value of  Crude Oil  in  U.S. dollars for  that Calendar Quarter calculated in accordance with Clause 26 and expressed in US$/bbl, provided that V exceeds the Threshold Price; and

CSPO is the Contractor Share of Profit Oil for that Calendar Quarter in bbl calculated pursuant to clause 27(3) (a).
(d) The Second Tier Amount will be calculated within thirty (30) days

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 37

following the end of the Calendar Quarter for which it is due.  For the purposes of this Contract the Second Tier Amount will be treated as an adjustment to the amount payable as Profit Oil.

(e)
The Threshold Price set forth in this sub-clause 27(3) (c) is US$ 50 per barrel  F.O.B  Mombasa  as  of  Effective  Date  and  shall  be adjusted quarterly as set forth below. The Threshold Price during any Calendar Quarter shall be derived by multiplying the Threshold Price, by the number (hereinafter referred to as the "price index") which is the sum of one (1) and the decimal equivalent of the percentage increase in the United States Consumer Price Index, as reported for the first time in the monthly publication "International Finance Statistics" of the International Monetary Fund, between the month of Effective Date and the month when such valuation is calculated

(4)
With respect to sub-clauses 27(1), 27(2) and 27(3), Cost Oil, Cost Gas, Profit Oil and Profit Gas calculations shall be done quarterly on an accumulative basis. To the extent that actual quantities, costs and expenses are not known, provisional estimates of such data based on the adopted annual production work programme and budget under clause 24 shall be used. Within sixty (60) days of the end of each Fiscal Year, a final calculation of Cost Oil, Cost Gas, Profit Oil and Profit Gas based on actual Crude Oil and Natural Gas production in respect of that Fiscal Year and recoverable Petroleum Costs shall be prepared and any necessary adjustments shall be made.

(5)	Each Contractor shall be subject to and shall comply with the requirements of the income tax laws in force in Kenya, which impose taxes on or are measured by income or profits.

The portion of the Profit Oil or Profit Gas which the Government is entitled to take and receive, and which is calculated under sub-clause 27(3), shall be inclusive of all taxes, present or future, based on income or profits of the Contractor, including specifically tax payable under the Income Tax Act, and dividend tax imposed by Kenya on any distribution of income or profits by the Contractor, but shall exclude the tax paid by the Contractor on behalf of petroleum service sub-contractors.

The Government agrees to pay and discharge as and when due such taxes for account of each Contractor and the Minister agrees to furnish each Contractor with proper receipts from the Government evidencing the payment of all such taxes on the Contractor's behalf for each Fiscal Year. Each Contractor shall prepare and file a Kenya income tax return for each Fiscal Year within four (4) months after the close of each Fiscal Year. The receipts furnished by the

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 38

Minister evidencing payment of such taxes shall correspond to the amount of taxes payable on behalf of the Contractor by the Government. The receipts shall be issued by the duly constituted authority for the collection of Kenya income taxes and shall be furnished within three (3) months after the date the Contractor files its Kenya income tax return for the Fiscal Year.

All taxes paid by the Government in the name and on behalf of the Contractor shall be considered income to the Contractor for the Fiscal Year to which the tax payments relate.

(6)
If so directed by the Minister, the Contractor shall be obligated to lift and market part or the entire Government share of Profit Oil, Profit Gas, and any Government or Appointee Participating Interest share of Petroleum in a Development Area.

If any Party fails to lift and market their share of Petroleum, the Contractor nominated as operator may lift and market such Party’s share on their behalf.

When the Minister elects not to take and receive in kind any part of the Government share of Profit Oil, the Minister shall notify the Contractor three (3) months before the commencement of each Semester of a Calendar Year, specifying the quantity of production and such notice shall be effective for the ensuing Semester. Any sale by the Contractor of the Government share of Profit Oil shall not be for a term of more than one (1) year without the Minister's consent.  The Contractor shall have the right to market the Government’s share at the then prevailing “fair market price”.

The price paid by the Contractor for the Government share of Profit Oil, shall be the price established according to clause 26. The Contractor shall pay the Government on a monthly basis, such payments to be made within thirty (30) days after the end of the month in which the production occurred.

(7)
At  a  reasonable  time  prior  to  the  scheduled  date  of  commencement  of Commercial Production, the parties shall agree to procedures covering the scheduling, storage and lifting of Petroleum produced from the agreed upon Point of Sale.

(8)
In the event that the Contractor elects to produce a Natural Gas Discovery, the Petroleum Costs incurred by the Contractor and directly attributable to the development and production of such Natural Gas shall be recovered from part thereof.

28. GOVERNMENT PARTICIPATION

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 39

(1)
The Government may elect to participate in the petroleum operations in any development area and acquire an interest of up twenty per cent (20%) (hereinafter referred to as "Participating Interest") of the total interest in that development area. The Government may participate either directly or through an appointee

(2)
If the Government exercises its right to participate in a Development Area, the Government and the Contractor shall enter into either a Participation Agreement of an amendment and novation of the Joint Operating Agreement, to add the Government or its Appointee as a party to the Joint Operating Agreement within three (3) months after notice to the Contractor under sub-clause 28(1).

(3)          The Government shall, in exercise of its right to participate in a Development Area:

(a) Have a right to a vote in proportion to its Participating Interest with respect to all decisions taken under this Contract and either the Participation Agreement or Joint Operating Agreement as appropriate;

(b) Own and separately take and dispose of its Participating Interest share in the Petroleum produced and saved to which the Contractor is entitled under this Contract, corresponding to its Participating Interest in that Development Area;

(c) Assume its share of Petroleum Costs incurred in respect of that Development Area, from the Effective Date of its participation as defined in sub-clause 28(3), pro-rata to its Participating Interest;

(d) Own a Participating Interest share in all assets acquired for Petroleum Operations in or related to the Development Area;

(4)
The Government shall reimburse the Contractor, without interest, pro-rata to the Government Participating Interest, its share of all costs, expenses and expenditure incurred in respect of the Development Area from the date the Development Plan for that Development Area has been adopted to the date the Government serves notice pursuant to sub-clause 28(3) exercises its right to participate in that Development Area.  This reimbursement shall be made within three (3) months after the Government serves notice pursuant to sub-clause 28(3).

29. DOMESTIC CONSUMPTION

(1)	The Contractor shall have the obligation to supply in priority Crude Oil for domestic consumption in Kenya and shall sell to the Government that portion of

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 40

the Contractor's share of Production, which is necessary to satisfy the domestic supply requirements in accordance with the following provisions.

(2)
In each Calendar Year, the Minister shall notify the Contractor not less than three (3) months prior to the beginning of that Calendar Year, of the domestic supply requirement. The maximum amount of Crude Oil that the Minister may require from the Contractor's share of production shall be calculated each Calendar Quarter, and shall be equal to the excess of total Crude Oil domestic consumption in Kenya multiplied by a fraction, the numerator of which is the average Crude Oil production from the Contract Area and the denominator of which is the total Crude Oil production from all producers in Kenya, over the amount of Crude Oil available to the Government from the Government’s share of Crude Oil from all production sharing Contracts in Kenya, including the Government’s share of production under clause 27 and in the form of Government participation share under clause 28.

For the purpose of this sub-clause, "domestic consumption" does not include Crude Oil refined in Kenya for export.

(3)
When  the  Contractor  is  obligated  to  supply  Crude  Oil  or  Natural  Gas  for domestic consumption in Kenya, the price paid by the Government shall be calculated in accordance with clause 26. Such sales to the Government shall be invoiced monthly and shall be paid within thirty (30) days of receipt of the invoice, unless other terms and conditions are mutually agreed.

(4)
With the written consent of the Minister the Contractor may comply with this clause by importing Crude Oil and exporting the same amount, but appropriate adjustments shall be made in price and volume to reflect transportation costs, differences in quality, gravity and terms of sale; provided that the Contractor may  also  comply  with  this  Clause  with  respect  to  Natural  Gas  amounts required under sub-clause 29(6) by importing alternative fuels and exporting a like amount of Natural Gas.

(5)	In this clause, "Government" includes an Appointee and "Contractor" does not include the Government where the Government has participated under clause 28.

(6)
In each Calendar Year, the Minister shall notify the Contractor not less than three (3) months prior to the beginning of that Calendar Year, of the domestic Natural Gas supply requirement. The maximum amount of Natural Gas that the Minister may require from the Contractor's share of production shall be calculated each Calendar Quarter, and shall be equal to the excess of total domestic Natural Gas consumption in Kenya multiplied by a fraction, the numerator of which is the average Natural Gas production from the Contract Area and the denominator of which is the total Natural Gas production from all

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 41

producers in Kenya, over the amount of Natural Gas available to the Government from the Government’s share of Natural Gas from all production sharing contracts in Kenya, including in the form of Government’s share of production under Clause 27 and in the form of Government participation share under Clause 28 under this Contract.  For the purpose of this sub-clause 29(6), "domestic consumption" does not include Natural Gas liquefied or compressed in Kenya for export.

PART VII BOOKS, ACCOUNTS, AUDITS, IMPORTS, EXPORTS AND FOREIGN EXCHANGE

30. BOOKS, ACCOUNTS AND AUDITS

(1)
The  Contractor  shall  keep  books  and  accounts  in  accordance  with  the Accounting Procedure and shall submit to the Minister a statement of those accounts, not more than three (3) months after the end of each Calendar Year.

(2)
At the request of the Minister, the Contractor shall appoint an independent auditor of international standing, approved by the Government to audit annually the books and accounts of the Contractor and report thereon; and the cost of such audit shall be at the charge of the Contractor and cost recoverable.

(3)
The Government may audit the books and accounts in accordance with the provisions of the Accounting Procedure within two (2) Calendar Years of the period to which they relate, and shall complete that audit within one (1) Calendar Year.

(4)
In the absence of an audit within two (2) Calendar Years or in the absence of notice to the Contractor of a discrepancy in the books and accounts within three (3) Calendar Years of the period to which the audit relates the Contractor's books and accounts shall be deemed correct.

31. PREFERENCE TO KENYAN GOODS AND SERVICES

(1)
The Contractor, its contractors and sub-contractors shall give preference to Kenyan materials and supplies for use in Petroleum Operations as long as their prices, quality, quantities and timeliness of delivery are comparable with the prices, quality, quantities and timeliness of delivery of non-Kenyan materials and supplies.

(2)
The Contractor, its contractors and sub-contractors shall give preference to Kenyan contractors for services connected with Petroleum Operations as long as their prices, quality of performance and timeliness are comparable with the prices, quality of performance and timeliness of non-Kenyan service contractors.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 42

(3)	The Contractor, its contractors and sub-contractors shall provide supplies and services from bases in Kenya where practicable.

(4)         The Contractor shall –

(a) on or before the beginning of each Calendar Year to which it applies, submit to the Minister a tentative schedule of the contemplated service and supply contracts with an estimated value exceeding the equivalent of Five Hundred Thousand (USD 500,000) United States Dollars per contract, to be entered into during the forthcoming Calendar Year, showing the anticipated tender date and approximate value and the goods and services to be provided;

(b) for contracts with an estimated value exceeding the equivalent of Five Hundred Thousand (USD 500,000) United States Dollars per contract, undertake to select its contractors and sub-contractors from adequately qualified companies by means of competitive bidding or by appropriate   sole   sourcing   in   accordance   with   good   international petroleum industry practice;

As soon as practicable after their execution, provide to the Minister a copy of each contract, requiring a payment in a currency other than Kenya Shillings and a brief description of the efforts made to find a Kenyan supplier or service contractor;

(d) The minimum amount specified under this sub-clause 31(4) may be changed from time to time by mutual agreement.

32. EXPORTS AND IMPORTS

(1)
Except as to the petroleum to be delivered to the Government pursuant to the terms of this Contract, the Contractor shall own and receive its share of Petroleum produced from the Contract Area and shall be entitled to lift, take, export and sell or otherwise dispose of such Petroleum outside of Kenya without restriction and free of taxes, charges, fees, duties or levies of any kind or to otherwise freely dispose of the same.

(2)
The Contractor and its contractors and sub-contractors engaged in carrying out Petroleum Operations under this  Contract shall be permitted to import  into Kenya all the services, materials, equipment and supplies including but not limited to machinery, vehicles, consumable items, movable property and any other articles, to be used solely in carrying out Petroleum Operations under this Contract.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 43

(3)
Such services, materials, equipment and supplies shall be exempt from all Customs Duties, VAT and import declaration fees provided that the Contractor and its contractors and sub-contractors shall give preference to Kenyan goods and services in accordance with clause 31 hereof.

(4)
In relation to materials, equipment and supplies imported or to be imported pursuant to sub-clause 32(2) when a responsible representative of the Ministry has certified that they are to be used solely in carrying out Petroleum Operations under this Contract, the Contractor and its contractors and sub-contractors shall be entitled to make such imports without-

(a) any approval of import licence, provided, however, that an application has been duly made;

(b) any exchange control approval, subject to the provision of clause 33 hereof; or.

(c) any inspection outside of Kenya by general superintendence or other inspecting body, acting for the time being, appointed by the Government.

The actual costs of Contracts for technical and other services entered into by the Contractor for Petroleum Operations and for materials purchased by the Contractor for use in Petroleum Operations shall be recoverable, provided that those services and materials are reasonably required for Petroleum Operations and provided further that the prices paid by the Contractor are no higher than those currently prevailing in normal arm's length transactions of the open market for comparable services and materials.

(5)
Each expatriate employee of the Contractor, its contractors and sub-contractors shall be permitted to import and shall be exempt from all Customs Duties with respect to the reasonable importation of household goods and personal effects, including one (1) automobile provided however that such properties are imported within three (3) months of their arrival or such longer period as the Government may in writing determine.

(6)
The Contractor and its contractor and sub-contractors and their expatriate employees may sell in Kenya all imported items which are no longer needed for Petroleum Operations.   However, if such imports were exempt from Customs Duties,  the  seller  shall  fulfil  all  formalities  required  in  connection  with  the payment of duties, taxes, fees and charges imposed on such sales.

(7)
Subject to sub-clauses 12(6) and 12(7), Contractor and its contractors and sub- contractors and their expatriate employees may export from Kenya, exempt of all export duties, taxes, fees and charges, all previously imported items which are

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 44

no longer required for the conduct of Petroleum Operations under this Contract.

(8)
"customs duties", as that term is used herein, shall include all duties, taxes on imports (except those charges paid to the Government for actual services rendered), which are payable as a result of the importation of the item or items under consideration.

33. EXCHANGE AND CURRENCY CONTROLS

Clauses 33(1), 33(2) and 33(3)(c) were deleted following the repealing of the Exchange Control Act Chapter 113 of the laws of Kenya however clauses 33(3)(a), 33(3)(b) and 33(4) have been retained as they are still applicable.

(3)
Subject to the obligation to give preference to Kenyan goods and services as stipulated under clause 31, the Contractor shall have the right to enter all contracts and sub-contracts necessary to carry out Petroleum Operations, without prior approval by the Central Bank of Kenya or any other Government agency. The Government reserves the right to inspect the records or documentation related to such contracts and sub-contracts and, in accordance with clause 30, to appoint independent auditors to examine the accounts of the Contractor, and if the Government requests, the Contractor shall provide a copy of such contracts within thirty (30) days, provided however that where the Government disputes a specific substantive, material provision   in the contracts, the value in dispute shall not be included, until, the dispute has been resolved, in respect of:

(a) the qualifying expenditure under the Income Tax Act; and

(b) the Certificate of Approved Enterprise.

(4)
The  Government  shall  grant  to  the  Contractor  a  certificate  of  ApprovedEnterprise in accordance with the Foreign Investments Protection Act, Chapter 518 of the Law of Kenya.  The amount recognized by the certificate as having been invested shall be the actual amount for the time being invested by the Contractor as set forth in its books of account maintained and audited in accordance with this Contract, provided however that the Contractor shall not repatriate any proceeds of sale of an asset forming part of either –

(a) qualifying expenditure under the Income Tax Act; or

(b) any asset subject to a Certificate of Approved Enterprise; without written approval and the necessary amendments to the relevant certificate.  Proceeds arising from any other source may be repatriated after a senior Officer of the Ministry, duly authorized in that behalf, has

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 45

certified that such repatriation is in order.

(5)	In addition to the rights expressed in sub-clause 33(3), the Contractor shall have the right to:

(a) retain abroad the proceeds from all sales of Petroleum to which it is entitled, and to repatriate all capital, loan principal, profits and other income or expense arising out of Petroleum Operations;

(b) establish and maintain interest bearing bank accounts in Kenya and in foreign countries, and to import into Kenya funds required for Petroleum Operations in foreign exchange;

(c) make payments outside of Kenya for goods, works and services  of  whatever  nature  in  connection  with  the  conduct  of Petroleum Operations;

(d)   pay   wages,   salaries,   allowances   and   benefits   of   its employees partly or wholly outside of Kenya (which shall also apply to the Contractor’s Affiliates and subcontractors).

PART VIII GENERAL

34. PAYMENTS

(1)	All sums due to the Government or the Contractor shall be paid in United States dollars or other currency agreed to by the Government and the Contractor.

(2)           Any late payment shall attract interest at LIBOR plus 300 basis points.

35. ASSIGNMENT

(1)
After notice to the Minister, an Contractor may assign part or all of its rights and obligations under this Contract to an Affiliate without the prior approval of the Minister, provided such assignment shall result in the assignor and the assignee being jointly and severally liable for all of the assignor's obligations hereunder.

(2)
An Contractor may only assign to a Person other than an Affiliate  part or all of its rights and obligations under this Contract with the consent of the Minister, which shall not be unreasonably withheld and which shall be granted or refused within thirty (30) days of receipt by the Minister of the notice from the Contractor that it intends to make such an assignment but the Minister may require such an assignee to provide a guarantee for the performance of the obligations of the Contractor.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 46

(3)	The Contractor shall report to the Minister any Change in Control in its corporate structure.

36. MANAGER, ATTORNEY AND JOINT OPERATION AGREEMENT

(1)
The Contractor shall notify the Minister, before the Petroleum Operations begin, of the name and address of the person resident in Kenya who will supervise the Petroleum Operations, and prior notice of any subsequent change shall be given to the Minister.

(2)
The Contractor shall appoint an advocate resident in Kenya with the power of representation in all matters relating to this Contract, of which appointment the Minister shall be notified before the Petroleum Operations begin, and prior notice of any subsequent change shall be given to the Minister.

(3)	Where the Contractor consists of more than one Person, the Contractor shall deliver to the Minister a copy of the Joint Operating Agreement between those Persons, as soon as it is available.

37. CONFIDENTIALITY

(1)
All the information which the Contractor may supply to the Government under this Contract shall be supplied at the expense of the Contractor and the Government shall keep that information confidential, and shall not disclose it other than to a Person employed by or on behalf of the Government, except with the consent of the Contractor which consent shall not unreasonably withheld.

(2)
Notwithstanding  sub-clause  37(1),  the  Minister  may  use  any  information supplied, for the purpose of preparing and publishing reports and returns required by law, and for the purpose of preparing and publishing reports and surveys of a general nature for internal use.

(3)
The Minister may publish any information, which relates to a surrendered area at any time after the surrender, and in any other case, three (3) years after the information was received unless the Minister determines, after representations by the Contractor, that a longer period shall apply.

(4)
The  Government  shall  not  disclose,  without  the  written  consent  of  the Contractor, to any Person, other than a Person employed by or on behalf of the Government, know-how and proprietary technology which the Contractor may supply to the Minister.

(5)	Except as may be necessary to obtain the appropriate governmental approvals, none of the Parties shall disclose the content of this Contract

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 47

(except to its Affiliates, independent contractors and consultants, bona fide third party purchasers of an interest under this Contract, or as required by law) without the prior written consent of the other Parties.

(6)
Subject to legal or regulatory requirements applicable to the  Contractor, the Parties shall cooperate in developing joint publicity statements to be released at an agreed time.  After the Effective Date, all public announcements by the Contractor about the Petroleum Operations shall be issued through the Contractor with the approval of the Government.

38. FORCE MAJEURE

(1)
In this clause, “Force Majeure” means an occurrence beyond the reasonable control of the Minister or the Government or the Contractor which prevents any of them from performing their obligation under this Contract, including but not limited to the occurrences set out in clause 38(1).

(2)
“Force Majeure” shall include, among other things,  Acts of God, unavoidable accidents, acts of war or conditions attributable to or arising out of war (declared or undeclared), insurrections, riots, and other civil disturbances, hostile acts of hostile forces constituting direct and serious threat to life and property,  and  all  other  matters  or  events  of  a  like  or  comparable  nature beyond the control of the Parties  concerned.

(3)
Where  the  Minister, the  Government  or  the  Contractor  is  prevented from complying with this Contract by force majeure, the Person affected shall promptly give written notice to the other and the obligations of the affected Person shall be suspended, provided that the Person shall do all things reasonably within its power to remove such cause of force majeure. Upon cessation of the force majeure event, the Person no longer affected shall notify the other Person.

(4)	Where the Person not affected disputes the existence of force majeure, that dispute shall be referred to arbitration in accordance with clause 41.

(5)	Where an obligation is suspended by force majeure for more than one (1) year, the parties may agree to terminate this Contract by notice in writing without further obligations.

(6)	The term of the Contract shall be automatically extended for the period of the force majeure.

39. WAIVER

A waiver of an obligation of the Contractor shall be in writing, signed by the Minister,

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 48

and no waiver shall be implied if the Minister does not exercise a remedy under this Contract.

40. GOVERNING LAW

(1)	This Contract shall be governed by, interpreted and construed in accordance with the Laws of Kenya.

(2)	The Contractor agrees that it will obey and abide by all laws, taxes, duties, levies and regulations in force in Kenya.

(3)
If after the Execution Date of this Contract the economic benefits of a party are substantially affected by the promulgation of new laws and regulations, or of any amendments to the applicable laws and regulations of Kenya, the parties shall agree to make the necessary adjustments to the relevant provisions of this Contract, observing the principle of the mutual economic benefits of the parties.

The Parties shall renegotiate and amend this Contract in good faith, so as to achieve the same economic benefits for the Contractor as would have been anticipated had there not been any adverse economic affects.   The Parties shall meet within thirty (30) days after the Government’s receipt of the notice from the Contractor regarding the adverse economic affects.  If the Parties are unable to agree upon the modifications that are required to this Contract in order to resolve the adverse economic impact on the Contractor within ninety (90) days after the expiration of the preceding thirty (30) day period, or within another time frame as may be agreed by the Parties, the matter may be referred to arbitration by either the Contractor or the Government in accordance with Clause 41.

41. ARBITRATION

(1)
Except as otherwise provided in this Contract, any question or dispute arising out of or in relation to or in connection with this Contract shall, as far as possible, be settled amicably. Where no settlement is reached within thirty (30) days from the date of the dispute or such a period as may be agreed upon by the parties, the dispute shall be referred to arbitration in accordance with the UNCITRAL arbitration rules adopted by the United Nations Commission on International Trade Law.

(2)           The number of arbitrators shall be three (3) and shall be appointed as follows –

(a) each party shall appoint one (1) arbitrator and so notify the other  party  of  such  appointment  and  those  two  (2)  arbitrators  shall appoint the third arbitrator.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 49

(b) if any of the arbitrators shall not have been appointed within thirty (30) days, either party may request in writing the Secretary-General of the International Centre for Settlement of Investment Disputes to appoint the arbitrator or arbitrators not yet appointed and to designate an arbitrator to be the Chairman of the arbitral tribunal. The Secretary- General shall forthwith send a copy of that request to the other party.

The Secretary-General shall comply with the request within thirty (30) days from the receipt thereof or such longer period as the parties may agree.

The Secretary-General shall promptly notify the parties of any appointment or designation made by him pursuant to the aforesaid request.

(c) Arbitrators shall be chosen from countries other than those of which the parties are nationals.

(d) If an arbitrator fails or is unable to act, his successor will be appointed in the same manner as the arbitrator whom he succeeds.

(3)           The arbitration shall take place in Cape Town, South Africa and shall be in English.

(4)	The decision of the majority of the arbitrators shall be final and binding on the parties.

(5)	Any judgement upon the award of the arbitrators may be entered in any court having jurisdiction in respect thereof,

42. ABANDONMENT AND DECOMMISSIONING OPERATIONS

(1)           Decommissioning Costs

(a) The Decommissioning Plan is to form part of the Development Plan, and shall include a schedule for the amortization of costs and cost recovery of costs, which are estimated to be incurred when the development is decommissioned.

(b) The Contractor shall exercise its good faith judgment to book sufficient accruals for future abandonment and decommissioning operations to cover the expenses which are expected to be incurred under the Decommissioning Plan.  The Contractor shall examine on an annual basis, the estimated costs of abandonment and decommissioning operations and, if appropriate, revise them.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 50

(c) The Contractor shall commence booking accruals for abandonment and decommissioning costs in the first Calendar Quarter in which the ratio of cumulative production to overall recoverable reserves reaches sixty percent (60%), unless otherwise agreed in the Development Plan.

(d) All abandonment and decommissioning costs shall be recovered as Petroleum Costs at the time that the accrual is entered in the books.

(e) Contractor shall book an accrual on a Calendar Quarter basis for the amount of future abandonment and decommissioning costs according to the following formula:

FTA = (ECA – AFB) X CPP/PRR Where:

FTA is the amount to be accrued for future abandonment and decommissioning costs in respect of the relevant Calendar Quarter.

ECA is the total estimated cost of abandonment and decommissioning operations established pursuant to this Abandonment and Decommissioning Clause.

CPP is the volume of Petroleum produced during the Calendar Quarter in which the abandonment and decommissioning accrual was booked.

PRR is the Contractor’s estimated remaining recoverable reserves at the end of the Calendar Quarter in which the abandonment and decommissioning accrual was booked; as such estimates may be revised by Contractor from time to time.

AFB is the accrued abandonment and decommissioning cost balance at the end of the previous Calendar Quarter.

(2)           Commencements of Abandonment and Decommissioning Operations

(a) Abandonment and decommissioning will be scheduled to occur after a Discovery reaches its Economic Limit. “Economic Limit” shall mean that point in the life of field where expected Revenue to Contractor from Petroleum Operations is insufficient to cover the operating costs to continue Petroleum Operations in accordance with the requirements of the Contract. In addition, “Revenue” means the expected revenues derived from the sale of Petroleum together with any firm tariff income earned by the field facilities, if any.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 51

(b) On or before the start of the 720 calendar day period prior to the expected start date of abandonment and decommissioning, the Minister shall notify the Contractor which of the facilities and assets identified in the Development Plan shall not be abandoned and decommissioned, but  which  shall  revert  to  the  ownership  of  the  Government  in accordance with Clause 12 of this Contract. No further funds to cover abandonment and decommissioning costs shall be reserved or accrued for  the  facilities  and   assets  so   identified   and   a   corresponding adjustment shall be made, if necessary, by the Contractor.

(c) If, the Minister decides not to use the said assets, he shall have the right to require the Contractor to remove them at the latter's expense in accordance with the said Decommissioning Plan, it being understood that the abandonment and decommissioning operations shall be carried out by the Contractor in accordance with good international petroleum industry practice, this Contract and in accordance with the time schedule and conditions defined in the Decommissioning Plan which shall have been approved.

(3)           Abandonment and Decommissioning upon Termination of Development Area

(a)  If  the  Contractor  recommends  abandonment  and  or decommissioning  of  facilities  assets  or  wells  belonging  to  it  in connection with a termination of an Development Area, pursuant to sub-clause 3(5) of this Contract, the Government may elect to take ownership of and continue using such facilities, assets and wells by giving the Contractor written notice of such decision within sixty (60) calendar days of the Government's receipt of the Contractor's notice of relinquishment. Upon so notifying the Contractor, which notification is effective as of the effective date of the Contractor’s relinquishment, the Government shall take ownership of, and be responsible for, abandonment and decommissioning of such facilities, assets and wells.

If the Government does not elect to continue using such facilities, assets or wells, the Contractor shall be responsible for their abandonment and decommissioning upon termination of this Contract or of the Development Area within the corresponding Development area, if earlier. Contractor may in consultation with Government defer the abandonment and decommissioning operations for a reasonable length of time if this would result in operational efficiencies, which minimize the cost for all parties.

(4)           Facilities, Assets and Wells, Which the Government Continues to Use

With respect to any facilities, assets or wells which the Government elects to own  pursuant  to  this  Contract  or  pursuant  to  these  Abandonment  and

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 52

Decommissioning provisions:

(a)The Government shall conduct such continued use and/or abandon or decommission in accordance with generally accepted international petroleum  industry  practice  and  in  such  a  manner  that  does  not interfere with continuing Petroleum Operations; and

(b)The Government may abandon and decommission such facilities, assets and wells as and when the Government decides.

(5)           Disbursements of Funds for Abandonment and Decommissioning Costs

(a) The Contractor will advise the Government on an annual basis its best estimate of the projected date of abandonment and decommissioning of the Discovery based on the then current estimate of  when the Economic Limit will be reached according to the then current production forecast and realized Petroleum prices.

(b) As and when the Contractor commences booking accruals pursuant to these provisions, the Contractor will cause the accrued costs of abandonment and decommissioning operations to be set aside in a separate US$ interest bearing escrow account in the joint names of the Contractor and the Government, established at a mutually acceptable financial institution in London, England to be used solely for paying the decommissioning costs. The account is to be funded on a quarterly basis by the Contractor constituting the Contractor and the Government in proportion to the  Contractor’s then current Participating Interest under this Contract and out of its share of ongoing Cost Oil, Cost Gas, Profit Oil and Profit Gas attributable to the Contractor and the Government entities, or by cash payment if production is insufficient. A final reconciliation shall be submitted to all Entities and the Government following completion of all abandonment and decommissioning operations and adjustments made in accordance with sub-clause 42(6) below.

(6)           Adjustments to Accruals for Abandonment and Decommissioning Costs

(a) If excess accruals which were booked for abandonment and decommissioning costs remain following completion of all abandonment and decommissioning operations, then such excess funds shall be distributed to Contractor and Government in the same proportion as the cumulative Profit Oil or Profit Gas distribution, as appropriate, to Government and Contractor under Clause 27 of this Contract during the years that the accruals for abandonment and decommissioning costs were booked by Contractor.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 53

(b) Any abandonment and decommissioning cost accruals which have been booked for purposes of removing facilities or assets that the Government  decides  should  not  be  removed  shall  be  paid  by Contractor to Government concurrently with the transfer of ownership of such facility, asset or well to the Government. The Government represents that the transferred funds shall only be used in conjunction with its abandonment and decommissioning operations.

If amounts accrued for abandonment and decommissioning costs are insufficient to complete abandonment and decommissioning activities, additional funds for such activities shall be provided from a portion of Crude Oil or Natural Gas which Contractor is entitled to receive under this Contract from any Development Area, or if no production is available, by cash payment by the Entities and the Government in the same ratio as would be applicable for distribution of excess amounts under sub-clause 42(6)(a).

43. NOTICES

(1)	Any notice and other communication under this Contract shall be in writing and shall be delivered by hand, sent by registered post, or by facsimile to the following address of the other.

To the Government:

To the Government: Ministry of Energy:
FAO Hon. Minister of Energy
Nyayo House
Kenyatta Avenue
P O Box 30582.00100
Nairobi, Kenya
Tel: +254 20 310 112
Fax:  +254 20 228 314

To the Contractor:

CAMAC Energy Kenya Limited c/o Coulson Harney Advocates Unit A, 1st Floor
Nairobi Business Park
Ngong Road
P.O.Box 10643-00100
Nairobi, Kenya

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 54

(3)
Any notice, if sent by facsimile, shall be deemed to be received by the party to whom it was addressed on the first business day after the day upon which the facsimile was received.  Any notice, if by personal delivery to any party, shall be deemed to be received by the addressee on the date of delivery, if that date is a business day, or otherwise, on the next business day following.  In the event that a notice sent by facsimile includes a request for confirmation of the receipt thereof, such a confirmation shall be sent no later than one (1) business day after receipt of the notice. The Government and the Contractor may at any time and from time to time change its authorized representative or its address herein on giving the other ten (10) days notice in  writing to such effect.

44. HEADING AND AMENDMENTS

(1)	Headings are inserted in this Contract for convenience only and shall not affect the construction or interpretation hereof.

(2)
This Contract shall not be amended, modified or supplemented except by an instrument  in writing signed by the duly  authorized representatives of the parties, and constitutes the entire agreement among the Parties.

(3)            In  the event  of a conflict between  the  provisions of this Contract and its Appendices, the provisions of this Contract shall prevail.

(4)
In the event one of the provisions of this Contract is or becomes invalid, illegal or unenforceable, such provision shall be deemed to be severed from this Contract and the remaining provisions of this Contract shall continue in full force and effect.

(5)            This  Contract  shall  be  executed  in  eight  (8)  originals,  four  (4)  for  the Government and four (4) for the Contractor.

Signed on the day and year first before written:

Signature:	/s/ Kiraity Murnal

Name:	Hon. Kiraity Murnal

Title:	Minister

In the Presence of:
Witness

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 55

Signature:	/s/ Patrick M. Nyolke

Name:	Patrick M. Nyolke

Title:	Permanent Secretary

For the Contractor:

Signature:	/s/ Dr. Kase Lawal	/s/ Nicholas Evanoff

Name:	Dr. Kase Lawal	Nicholas Evanoff

Title:	Director	Director

In the Presence of:
Witness

Signature:	/s/ Kerubo Ombati

Name:	Kerubo Ombati

Title:	Advocate

Name:

Title:

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 56

APPENDIX "A"

THE CONTRACT AREA – BLOCK L1B
(The Area to which the Petroleum Agreement relates)

 BLOCK CORNER
COORDINATES

                      Area = 12,128.75 km 2

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 57

APPENDIX "B" ACCOUNTING PROCEDURE

PART I - GENERAL PROVISIONS

1.1 - Interpretation.
1.2 - Accounting obligations of the Contractor.
1.3 - Language and units of accounts.
1.4 - Audits.
1.5 - Revision of Accounting Procedure.

PART II - COSTS, EXPENSES, EXPENDITURE AND CREDITS OF THE CONTRACTOR

2.1 - Surface rights.
2.2 - Labour and related costs.
2.3 - Materials.
2.4 - Transportation and employee relocation costs.
2.5 - Services.
2.6 - Damage and losses to joint property.
2.7 - Insurance.
2.8 - Legal expense.
2.9 - Duties and taxes.
2.10 - Offices, camps and miscellaneous facilities.
2.11 - General and administrative expenses.
2.12 - Other expenditure.
2.13 - Credits under the Contract.
2.14 - No duplication of charges and credits.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 58

PART III – FINANCIAL REPORTS TO THE MINISTER

PART I - GENERAL PROVISIONS

The purpose of this Accounting Procedure is to establish methods and rules of accounting for Petroleum Operations and the principles set forth herein shall apply to Petroleum Operations pursuant to the production sharing contract (hereinafter referred to as the "Contract"), to which this Appendix is attached.

1.1 - INTERPRETATION

1.1.1 - DEFINITIONS

"Controllable Material" means material which the Operator subjects to record control and inventory. A list of types of such material shall be furnished to the Government and non-Operator(s);

"Joint Account" means the set of accounts maintained by the Operator to record all expenditure and other transactions under the provisions of the Contract. Such accounts will distinguish between exploration, evaluation, development and production costs. After adoption of a Development Plan a separate Joint Account shall be maintained for each Development Area.

"Joint Property" means all property where legal title is acquired and held in connection with Petroleum Operations under the Contract;

"Material" means personal property, including supplies and equipment, where legal title is acquired and held for use in Petroleum Operations;

"Non-Operator"  means  the  entities  constituting  the  Contractor other than the Operator, and the Government when it participates.
“Operator” means the party designated to conduct the Petroleum Operations;

Words not defined herein, but which are defined in the Contract, shall have the meanings ascribed to them therein.

1.1.2 - PRECEDENCE OF DOCUMENT

In the event of conflict between the provisions of this Accounting Procedure and the provisions of the Contract, the provisions of the Contract shall prevail.

1.2 - ACCOUNTING OBLIGATIONS OF THE CONTRACTOR

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 59

1.2.1. The Contractor shall maintain financial accounts necessary to record in reasonable detail the transactions relating to Petroleum Operations which shall be prepared in accordance with generally accepted standards of the international petroleum industry, as more particularly, but not exclusively set out in this Accounting Procedure.

1.2.2. The Contractor shall provide the Government with a description of its accounting classifications and the Contractor shall use such classifications when preparing its accounts.

1.2.3. The Contractor shall provide details of the financial accounts in the form of monthly statements which shall -
(a) Reflect all charges and credits related to Petroleum Operations;
(b) Be prepared on accrual basis so that expenditure is - recorded as incurred when title to goods passes or when work is executed; and
(c)  Present  the  total  accounts  for  the  Contract  Area  and  each

Development Area and the share of the Operator and each Non-Operator.

1.3. - LANGUAGE AND UNITS OF ACCOUNTS

1.3.1. All books of account shall be maintained in the English language and in United States dollars. Where necessary for clarification, the Contractor may also maintain accounts and records in other language and currencies, provided that such accounts and records shall be prepared in accordance with US GAAP accounting rules and shall be consistent with the generally accepted standards of the international petroleum industry.

1.3.2. It is the intent of this Accounting Procedure that neither the Government nor the Contractor should experience an exchange gain or loss at the expense of, or to the benefit of, the other. However, should there be any gain or loss from exchange of currency, it will be credited or charged to the accounts under the Contract.

1.4. - AUDITS AND INSPECTION RIGHTS OF THE GOVERNMENT

1.4.1. The Government, upon at least thirty (30) days' advance written notice to the Contractor, shall have the right at its sole expense to audit the Joint Account and related records for any Calendar Year or portion thereof within the twenty-four (24) month period following the end of such year. Notice of any exception to the Contractor's accounts of any Calendar Year must be submitted to the Contractor within three (3) years from the end of such year.

1.4.2. For the purposes of auditing, the Government may examine and verify, at reasonable times, all charges and credits relating to the Petroleum Operations such as books of account, accounting entries, Material records and inventories, vouchers, payrolls, invoices and any other documents, correspondence and records necessary to audit and verify the charges and credits. Furthermore, the auditors shall have the right

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 60

in connection with such audit, to visit and inspect at reasonable times, all sites, plants, facilities, warehouses and offices of the Contractor in Kenya directly or indirectly serving the Petroleum Operations in Kenya, including visiting personnel associated with those operations.

1.4.3. All adjustments resulting from an audit agreed shall be rectified promptly in the Contractor's accounts. Any unresolved dispute arising in connection with an audit shall be referred to arbitration in accordance with clause 41 of the Contract.

1.4.4. At the request of the Minister, the Contractor shall appoint an independent auditor of international standing approved by the Minister to audit annually the accounts and records of the Petroleum Operations and report thereon, and the cost of such audit and report shall be chargeable to the Joint Account and cost recoverable.

1.5. - REVISION OF ACCOUNTING PROCEDURE

1.5.1. By mutual agreement between the Government and the Contractor, this Accounting Procedure may be revised from time to time by an instrument in writing signed by the parties.

1.5.2. The parties agree that if any procedure established herein proves unfair or inequitable to any party, the parties shall meet and in good faith endeavour to agree on the changes necessary to correct that unfairness or inequity.

PART II - COSTS, EXPENSES, EXPENDITURE AND CREDITS OF THE CONTRACTOR

Subject to the provisions of the Contract, the Contractor shall bear and pay the following cost and expenses necessary to conduct Petroleum Operations. Such Petroleum Costs are recoverable by the Contractor in accordance with the provisions of the Contract.

2.1. - SURFACE RIGHTS

2.1.1. All direct costs necessary to acquire and to maintain surface right to the Contract area when such costs are paid by the Contractor according to the provisions of the Contract.

2.2. - LABOUR AND RELATED COST

2.2.1. Salaries and wages of employees of the operate and its Affiliate(s) for portion of their time spent performing management, administrative, legal, accounting, treasury, tax, employee relations, computer services, engineering, geological, and all other functions for the benefit of Petroleum Operations, whether temporarily or permanently assigned to the Contract Area, as well as the cost of employee benefits, customary allowances and personal expenses incurred under the usual practice of the

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 61

Operator and its Affiliate(s) and amount imposed by governmental authorities, which are applicable to such employees.

2.3. - MATERIAL

2.3.1. Value of Material charged to the accounts Contract. The cost of Material, equipment and supplies purchased or furnished by the Operator for use in Petroleum Operations shall be charged to the Joint Account on the basis set forth below. So far as it is reasonably practical and consistent with efficient and economical operations, only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and /or for approved work programmes and the accumulation of surplus stock shall be avoided.

2.3.1.1. Except as otherwise provided in sub-part 2.3.1.2 below, Material purchased, leased or rented shall be charged at the actual net cost incurred by the Operator. "Net cost" shall include, but shall not be limited to, such items as vendor's invoice price, transportation, duties, fees and applicable taxes less all discounts actually received.

2.3.1.2. Material purchased or transferred from the Contractor or its Affiliate(s) shall be charged at the prices specified here below:

(a)  New  Material  (condition  "A")  shall  be  valued  at  the  current international net cost which shall not exceed the price prevailing in normal arm's length transactions on the open market.

(b) Used Material (conditions "B", "C" and "D").

(i) Material which is in sound serviceable condition and is suitable for reuse without reconditioning shall be classified as condition "B" and priced at seventy-five percent (75%) of the current price of new Material defined in (a) above.

(ii) Material which cannot be classified as condition "B" but which after reconditioning will be further serviceable for its original function shall be classified as condition "C" and priced at fifty per cent (50%) of the current price of new Material as defined in (a), above. The cost of reconditioning shall be charged to the reconditioned Material provided that the value of condition "C" Material plus the cost of reconditioning do not exceed the value of condition "B" Material.

(iii)   Material which cannot be classified as condition "B" or condition "C" shall be classified as condition "D" and priced at a value commensurate with its use.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 62

2.3.2. - INVENTORIES

2.3.1.1. At reasonable intervals, inventories shall be taken by the Operator of all Controllable Material. The Operator shall give ninety (90) days' written notice of intention to take such inventories to allow the Minister and non-Operator(s) to be represented when any inventory is taken. Failure of any party to be represented after due notice given shall bind such party to accept the inventory taken by the Operator.

2.3.2.2. The Operator shall clearly state the principles upon which valuation of the inventory has been based.

2.3.2.3. Whenever there is a sale or change of interest in the Joint Property, a special inventory may be taken by the Operator, provided the seller and/or purchaser of such interest to bear all of the expense thereof.  In such cases, both the seller and the purchaser shall be entitled to be represented and shall be governed by the inventory so taken.

2.4. - TRANSPORTATION AND EMPLOYEE RELOCATION COSTS

2.4.1. Transportation of Material and other related costs such as origin services, expediting, crating, dock charges, forwarder's charges, surface and air freight, and customs clearance and other destination services.

2.4.2. Transportation of employees as required in the conduct of Petroleum Operations,  including  employees  of  the  Operator’s  Affiliate(s)  whose  salaries  and wages chargeable under subparts 2.2.1 and 2.5.2.

2.4.3. Relocation costs of the Contract Area vicinity of employees permanently or temporarily assigned to Petroleum Operations. Relocation costs from the Contact Area vicinity, except when an employee is reassigned to another location classified as a foreign location by the Operator. Such costs include transportation of employee' families and their personal and household effects and all other relocation cost in accordance with the usual practice of the Operator and its Affiliate(s).

2.5. - SERVICES

2.5.1. The actual cost of contract services, professional consultants, and other services performed by third parties other service provided by the entities constituting the Contractor or their Affiliate(s), but the prices paid by the Contractor shall not be higher than those generally charged for comparable services.

2.5.2. Costs of technical services, such as but not limited to, engineering, and related data processing, performed by the Contractor and its Affiliate(s) for the direct benefit of Petroleum Operations, engineering, and related data processing, performed by the Contractor provided such cost shall not exceed those currently prevailing if

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 63

performed by third parties in normal arm's length transaction for like services.

2.5.3. Costs of use of equipment and facilities for the direct benefit of the Petroleum Operations, furnished by third parties, Contractor or its Affiliate(s) at rate commensurate with the costs of ownership, or rental, and the cost of operation thereof, but such rates shall not exceed those currently prevailing in the general vicinity of the Contract Area in normal arm's length transactions on the open market for like services and equipment.

2.6. - DAMAGES AND LOSSES TO JOINT PROPERTY

2.6.1. All costs or expenses necessary for the repair or replacement of Joint Property resulting from damages or losses incurred by fire, flood, storm, theft, accident, or any other cause, except insofar as those costs and expenses are caused by the wilful misconduct of the Operator. The Operator shall furnish the Government and non- Operator(s) written notice of damages or losses for each damages or loss in excess of United States Dollars Fifty Thousand (U.S 50,000.00.) as soon as after the loss as practicable.

2.7. – INSURANCE

2.7.1. Premium for insurance required under the Contract, provided that a party not participating in such insurance shall not share in the cost unless such insurance is compulsory under the laws of Kenya    and provided further that if such insurance is wholly or partly paced with an Affiliate of the Contractor such premium shall be recoverable only to the extent generally charged by competitive insurance companies other than an Affiliate of the Contractor.

2.7.2. Actual expenditure incurred in the settlement of all losses, claims, damages, judgments, and other expenses for the benefit of the Petroleum Operations.

2.8. - LEGAL EXPENSES

2.8.1. All costs or expenses of litigation, or legal service otherwise necessary or expedient for the protection of the Joint Property or  other interest in the Contract Area, including but not limited to legal counsel's salaries and fees, court costs, cost of investigation or procuring evidence and amounts paid in settlement or satisfaction of any such litigation or claims. These services may be performed by the Operator's legal staff or an outside firm as necessary.

2.9. - DUTIES AND TAXES

2.9.1. All duties, taxes (except taxes based on income), fees, and governmental assessments of every kind and nature which have been paid by the Entities with respect to the Contract.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 64

2.10. - OFFICE, CAMPS AND ADMINISTRATIVE EXPENSES

2.10.1. Cost of establishing, maintaining and operating any offices, sub offices, camps, warehouse, housing and other facilities directly serving Petroleum Operations. The cost shall be allocated to the operations served on an equitable basis.

2.11. - GENERAL AND ADMINISTRATIVE EXPENSES

2.11.1. These charges shall be made monthly for services of all personnel and offices of the Operator and its Affiliate(s) outside Kenya and those not otherwise provided  herein.  It  shall  include  service  and  related  office  cost  of  personnel performing management, administrative, legal, accounting, treasury, tax, employee relations, computer service, purchasing, engineering, geological, geophysical, and all other functions for the direct benefit of Petroleum Operations. The charge shall be made as follows:

This charge will be at the rate of Three Percent ( 3%) of total costs per months during any period in which exploration operation are being conducted. For the period commencing on the date that the contractor reports a commercial discovery to the Government to the discovery to Government as required in clause 19(5) of the contract is terminated the provisional rates shall be Three Percent ( 3%) of total costs.
The charge shall be as follows:

The provisional charges for such costs are based upon operator's cost experience and estimates of cost to be incurred in conduct of the petroleum operations, and are subject to quarterly adjustment as operator’s costs indicate are necessary and equitable. Within ninety (90) days following the end of each quarter, the operator shall determine the actual cost incurred in performing such services, and shall charge or credit the joint account for the difference between the actual cost incurred for the quarter and the provisional rate charge during the quarter.

On request of the Government, the operator shall make available at its home  offices  all  supporting  documents  used  for  the  determination  of  the charges. Such documents shall include but shall not be limited to time allocation reports prepared by employees providing services described in subpart 2.11.1., cash vouchers supporting cash expenses included in overhead pool, inter- company billing supporting charges for services provided by operator's affiliates (e.g. building rentals, telecommunications paid   by the operator's parent company), summary or impersonalized computer run supporting salaries, wages and employee benefits and other such documents as may be mutually agreed.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 65

2.12. - OTHER EXPENDITURE

2.12.1. Other reasonable expenditure not covered or dealt with in the forgoing provisions, which are incurred by the Operator and/or the other entities constituting the Contractor and their respective Affiliate(s) for the necessary, proper, economical and efficient conduct of Petroleum Operations.

2.12.2. Interest incurred on loans raised by the Contractor for capital expenditure in  Petroleum  Operations  under  the  Contract  at  rate  not  exceeding  prevailing commercial rates may be recoverable as Petroleum Costs.

2.13. - CREDITS UNDER THE CONTRACT

The net proceeds of the following transaction will be credited to the account under the Contract -

(a) The net proceeds of any insurance or claim in connection with the Petroleum Operations or any assets charged to the accounts under the Contract;

(b) Revenue received from outsiders for the use of property or assets charged to the accounts under the Contract;

(c) Any adjustment received by the Contractor from the suppliers/manufactures or their agents in connection with defective equipment or Material the cost of which was previously charged by the contractor under the Contract;

(d) Rentals, refunds or other credits received by the Contractor which apply to any charge which has been made to the accounts under the Contract;

(e) Proceeds from all sales of surplus Material or assets charged to the account under the Contract; and

(f) The prices originally charged to the accounts under the Contract for inventory Materials subsequently exported from Kenya.

2.14. - NO DUPLICATION OF CHARGES AND CREDITS

Notwithstanding any provision to the contrary in this Accounting Procedure, it is the intention that there shall be no duplication of charges or credits in the accounts under the Contract.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 66

PART III - FINANCIAL REPORTS TO THE MINISTER

3.1. The reporting obligations provided for in this Part III shall, unless the contrary is stated, apply to the Operator.

3.2. The Operator shall submit annually to the Minister the following:

3.2.1. The annual work programme and budget three(3) months before the beginning of the year to which they apply and the budget shall be analyzed by item within the exploration programme, Evaluation programme, development programme and production programme and show for each major budget item, with reasonable detail, the following:-

          (a) Latest forecast cumulative costs anticipated at the start of the budget year;

(b) Cumulative expenditure anticipated at the end of each quarter of the budget year; and

(c) Expenditure anticipated in future years to complete the budget item.

3.2.2. A schedule of the service and supply contracts, to be entered into  during the forthcoming year exceeding the equivalent of Five Hundred Thousand  U.S. Dollars (U.S. $500,000.00) per contract, showing the anticipated tender date and approximate value and the goods or services to be provided;

3.2.3. The audit report required by sub-part 1.4.4 of this Accounting Procedure, stating whether in the opinion of the auditors of the Contract-

(a) The last annual expenditure report records the expenditure of the Contractor truly and fairly in accordance with the provisions of the Contract;

(b)  The  reports  on  petroleum  revenue  submitted  truly  and  fairly determined the arm's length value of disposals of petroleum during the year.

3.3. the Operator shall submit quarterly within thirty (30) days of each quarter to the Minister:

3.3.1. a report of expenditure and receipts under the Contract analyzed by budget item showing-

(a) Actual expenditure and receipts for the quarter in question;

(b) Actual cumulative cost to date;

(c) Latest forecast cumulative cost at the year end;

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 67

(d) Variations between budget costs and actual costs, and explanations thereof; and

(e) With effect from adoption of the Development Plan, the total payroll costs   segregated  between   Kenyan   and   non-Kenyan   personnel   and   the   total expenditure segregated between Kenyan and non-Kenyan goods and services.
3.3.2. A cost recovery statement containing the following information-

(a) Recoverable Petroleum Costs carried forward from the previous quarter, if any;

(b) Recoverable Petroleum Costs incurred and paid during the quarter; (c) Total recoverable Petroleum Costs for the quarter (a) plus (b) above);

(d) Quantity and value of Cost Oil taken and separately disposed of by the Contractor for the quarter;

(e) Amount of Petroleum recovered for the quarter;

(f) Amount of recoverable Petroleum Costs to be carried forward into the next quarter, if any; and

(g) Value of Government's share of production taken by the Contractor pursuant to clause 27 of the Contract.

3.4. A copy of each contract for goods or services valued in excess of Five Hundred Thousand U.S. Dollars (USD 500,000.00) shall be provided to the Minister as soon as practicable after its execution.

3.5. After the commencement of production the Operator shall, within fifteen (15) days after the end of each month, submit a production report to the Minister showing for each Development Area the quantity of Petroleum -

(a) Held in stocks at the beginning of the month

(b) Produced during the month

(c) Lifted, and by whom;

(d) Lost and consumed in Petroleum Operations; and

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 68

(e) Held in stocks at the end of the month.

3.6. A lifting party shall submit, within fifteen (15) days after the end of each month, a report to the Minister stating-

(a) The quantities and sales value of arm's length petroleum sales made in that month;

(b) The quantities, sales value and arm's length value of disposals of petroleum other than by sale at arm's length during the month; and

(c) The total Petroleum revenue for that month.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 69

APPENDIX "C"

 PARTICIPATION AGREEMENT

1 - Interpretation
2 - Participation interests and commencement
3 - Operator and duties of operator
4 - Operating committee and work programmes
5 - Costs and expenses
6 - Payments to operator
7 - Material and equipment
8 - Relationship of the parties and tax provisions
9 - Surrenders and transfers
10 - Disposal of production
11 - Sole risk operations
12 - Confidentiality
13 - Liability
14 - Governing law
15 - Arbitration
16 - Force majeure
17 - Notices
18 - Term
19 - Final provisions

Exhibit "A"-Accounting procedure.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 70

PARTICIPATION AGREEMENT

This Participation Agreement, made and entered into on this ......................day of........................... by and between the Government of the Republic of Kenya (hereafter referred to as the "Government") represented for the purpose of this agreement by the Minister for the time being responsible for energy (hereinafter referred to as the "Minister") and ………………………………………...   (hereinafter referred to as the "Contractor").

WHEREAS the Government and the Contractor have entered into a production-sharing contract (referred to as the "Contract"), to which this Appendix is attached;

WHEREAS the Government may decide to exercise its option under clause 28 of the Contract; and

WHEREAS the Parties wish to set forth the terms and conditions under which the Government has agreed to participate in the Petroleum Operations in the event such an option is exercised;

NOW, THEREFORE, the Parties agree as follows:

1 - INTERPRETATION
1. In this participation Agreement, words in the singular includes the plural and vice versa, and except where the context otherwise requires:

"AFE" means an authorization for expenditure;

"Government" includes an appointee as defined in sub clause 28 (2) of the Contract;

"Joint account" means the accounts maintained by the operator to record all transactions related to operations in the participation area under this Participation Agreement;

"Joint property" means all property acquired and held for use in connection with operations under this Participation Agreement;

"Non-operator" means a party other than the operator;

"Operating committee” means the committee established by Article 4 hereof;

"Operator"  means  the  party  designated  to  conduct  the  petroleum

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 71

operations, pursuant to Article 3 hereof and its successors;

“Participating interest" means the respective undivided interest of each of the parties as it may exist at any given time in the participation area and under this Participation Agreement;

"Participation area" means a development area in which the Government elects to participate under the Contract;

"Participation  dates" means  the  effective  date  of  participation  by the Government as defined in sub clause 28 (3) of the Contract;

"Participation work programme" means a programme of the petroleum operations under this Participation Agreement;

"Parties" means, collectively, the Government and the entities consulting the Contractor, their respective successors or assignees.” party" means anyone of the parties;

"Year" means calendar year.

2. Words not defined in this Participation Agreement but which are defined in the Contract have the meanings given to the in the Contract.

3. In the event of any conflict between the Contract and this Participation Agreement, Contract shall prevail and this Participation Agreement shall be deemed amended accordingly.

2. PARTICIPATING INTERESTS
1. When and if the Government elects, pursuant to clause 28 of the contract, to participate in petroleum operations in a participation area, the Contractor constituting the contractor shall assign proportionately to the Government a part of its interest in the development area so that the rights, interest and obligations of the contractor and the Government in such area shall be owned and borne as of the participation date in undivided interests as follows:

Government………… ( …..%) or such lesser amount as may be elected in accordance with clause 28 of the Contract;

Contractor…………(……. %) or such greater amount as may remain after the Government's election.

2. In the event a party shall transfer in whole or in part its Participating interest pursuant to clause 35 of the Contract and Article 9 of this Participation Agreement, the participating interest of the parties therein shall be revised accordingly

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 72

3. OPERATOR AND DUTIES OF OPERATOR
1. The operator shall be the party acting as operator on the participation date and the operator shall have the rights and obligations of a non-operator in respect of its participating interest.

2. The operator shall serve as operator until it resigns or is removed pursuant to the provisions of this Article, or until it ceases to hold a participating interest hereunder.  In the event that an operator assigns the whole of its participating interest hereunder to one of its affiliates, such affiliate shall become operator hereunder in the former's place.

3. Upon the affirmative vote of all the non-operators, the operator shall be removed as operator in case of any one of the following-

(a) Bankruptcy of the operator or its parent company;

(b) Assignment for the benefit of the operator's creditors;

(c) Appointment of a receiver or manager with respect to the whole or any part of the property or assets of the operator;

(d) entitlement of any person other than an affiliate of the operator to appoint a majority of the members of the board of directors of the operator by the reason of any act, default or neglect of the operator;

(e) Failure without justification by the operator to pay a sum due to or in the name of the joint account for more than sixty (60) days;

(f) the operator's material breach of this Participation Agreement which remains un remedied for more than thirty (30) days after the operator is notified by non- operators of such breach; or

(g) Reduction in the operator's participating interest to...............per cent (........ %) or less.

4. An operator may at any time resign as operator by giving to the other parties notice in writing of such resignation.  Such resignation shall be effective one hundred-eighty (180) days after the date of notice thereof or on the date on which a successor operator appointed by the parties (other than the operator) shall be ready and able to assume the obligations of operator in accordance with all the provisions of this Participation Agreement, whichever shall first occur.

5. Should an operator so resign or be removed, a successor operator shall immediately be appointed by the operating committee.  A party having been removed as operator may not vote to succeed itself as operator.  Such appointment

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 73

parties holding not less than the percentage figure of the remaining participating interests set out in Article 4 (6). For the purpose of this Article, operator includes any of its affiliates holding a participating interest in this Participation Agreement.

6. Removal or resignation of an operator shall not in any way affect its rights or obligations as non-operator party to this Agreement.   On the effective date of removal or resignation, the operator shall deliver to the successor operator any and all funds, equipment, materials, appurtenances, books, records, data, interpretations, information and rights acquired by and in the custody of the operator for the joint account of the parties (including available petroleum not delivered to the parties), shall, with the successor or operator, prepare an inventory of joint property, adjusting the joint account accordingly, and shall co-operate as far as possible in effecting a smooth transfer of operating responsibilities.

7. An operator that is removed under Article 3 (3) (g) hereof may charge to the joint account all reasonable and necessary expenditure incurred in demobilizing and repatriating personnel and equipment.

8. The operator shall have control of the petroleum operations in the participation area and shall have exclusive custody of all materials; equipment and other property acquired therefore, and shall perform the duties under this Participation Agreement diligently and in accordance with good international petroleum industry practice, and sound and accepted engineering, management and accounting principles.

The operator shall not be liable to any non-operator for any acts or omissions, claims, damages, losses or expenses, in connection with or arising out of this Participation Agreement or the contract or petroleum operations save those caused by gross negligence or wilful misconduct of the operator.

9. The operator shall-

(a) Consult with non-operators and advise them of all matters arising from the petroleum operations;

(b) Comply with the decisions of the operating committee;

(c) Keep the participating interests and all property acquired or used free from liens, except for those authorized by Article 6 hereof; and

(d) Pay the costs of the petroleum operations under this Participation Agreement promptly and make proper charges to non-operators.

10. The operator shall submit a copy of an AFE to the non-operators for each budget item of capital expenditure in the approved participation work programme and budget that costs more than .................U.S. dollars (U.S $............).

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 74

Where it is necessary to complete an expenditure in a budget item in the approved participation work programme, the operator may exceed the budget for the budget item by the lesser of ten per cent (10%) thereof or.................U.S.D................) and shall report promptly such excess expenditure to the non-operators.

The operator may spend not more than ............................U.S. dollars (USD………………………………..) on petroleum operations in the participation area not included in an approved participation work programme, provided that such expenditure shall not be for items previously rejected by the operating committee.  The operator shall report promptly that expenditure to the non-operators and, if it is approved in accordance with Article 4 (6), the operator may make further expenditure thereon or on other items not exceeding U.S. dollars (U.S.$...........) in that year.

The limits in this Article 3(10) may be changed from time to time by the operating committee.

In the case of emergency, the operator may make such immediate expenditure and take such immediate action as may seem necessary for the protection of life or property or the prevention of pollution and such emergency expenditure shall be reported promptly to the parties by the operator.

11. A non-operator may inspect the participation area, the petroleum operations, and the books, records and other information of the operator pertaining thereto.

The operator shall supply to a non-operator by telephone, telefax, telegraph or telex, daily reports on drilling and such other reports in writing normally provided by an operator to a non-operator in the international petroleum industry, including but not limited to reports on well tests and core analysis, and copies of drilling logs, well surveys and velocity surveys.   The operator shall furnish any other information reasonably requested by non-operator, if such information is readily available.

12. The operator shall obtain and maintain all insurance required by law and such other insurance as the operating committee may from time to time determine, provided that, in respect of such other insurance, any party may elect not to participate provided such party gives notice to that effect to the operator.  The cost of insurance in which all the parties are participating shall be for the joint account and the cost of insurance in which less than all the parties are participating shall be charged to such parties individually. The operator shall, in respect of any insurance-

(a) Promptly inform the parties participating therein when it is taken out and supply them with copies of the relevant policies when the same are issued;

(b) arrange for the parties participating therein, according to their respective participating interests, to be named as co-insureds on the relevant policies

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 75

with waiver of subrogation in favour of the parties; and

(c) Duly file all claims and take all necessary and proper steps to collect any proceeds and, if all the parties are participating therein, credit them to the joint account or, if less than all the parties are participating therein, credit them to the participating parties.

Subject as stipulated above, any of the parties may obtain such insurance as it deems advisable for its own account at its own expense provided such insurance is acceptable under the applicable law.

If the operator is unable to obtain such other insurance required by the operating committee, it shall so advise the parties and thereafter, it shall be discharged of its obligation to obtain such insurance.

The operator shall take all reasonable steps to ensure that all contractors (including sub-contractors) performing work in respect of the petroleum operations and the joint property obtain and maintain all insurance required by the law and obtain from their insurers a waiver of subrogation in favour of the parties.

13. The operator may prosecute, defend and settle claims and litigations arising out of the petroleum operations and may compromise or settle such claims or litigations which involve an amount not exceeding the equivalent of one hundred thousand U.S. dollars (U.S. $100,000) without the approval of the operating committee. Any claim or litigation involving an amount in excess of the equivalent of one hundred thousand U.S. dollars (U.S. $100,000) shall be reported promptly to the non-operators and a non-operator shall have the right to be represented by its own counsel at its expense in the compromise, settlement or defence of such claims or litigation.

14. The operator shall fulfil the reporting obligations of the Contractor as specified in the [Contract] unless otherwise stipulated in this Participation Agreement and the Contract.

4. - OPERATING COMMITTEE AND WORK PROGRAMMES

1. The parties shall establish an operating committee to supervise and control the petroleum operations.   The operating committee shall consist of one representative appointed by each of the Parties provided always that more than one of the Parties may appoint the same representative who shall represent them separately.

Each party shall, as soon as possible after the date of this Participation Agreement, give notice to all the other parties of the name of its representative and of an alternate on the operating committee.  Such representative may be replaced, from time to time, by like notice.  Representatives may bring to meetings of the operating committee such advisers as they consider necessary.  The representative of a Party or,

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 76

in the absence of the representative, his alternate, shall be deemed authorized to represent and bind such party with respect to any matter which is within the powers of the operating committee.  The representative of the party, which is the operator, shall be the chairman of the operating committee and shall report the proceedings.

2. Except as otherwise provided in this Participation Agreement the powers and duties of the operating committee shall include-

(a) The consideration and determination of all matters relating to general policies, procedures and methods of operation hereunder;

(b) The approval of any public announcement or statement regarding this Participation Agreement or the petroleum operations;

(c) The consideration, revision and approval or disapproval, of all proposed participation work programmes, budgets and AFE's prepared and submitted to it pursuant to the provisions of this Participation Agreement;

(d) The determination of the timing and location of all wells drilled under this Participation Agreement and any change in the use or status of a well;

(e) the determination of whether the operator will represent the parties regarding any matters or dealings with the Minister, any other governmental authorities or third parties in so far as the same relate to the petroleum operations, provided that there is reserved to each party the unfettered right to deal with Minister or any other government authorities in respect of matters relating to its own participating interest; and

(f) the consideration and, if so required, the determination of any other matter relating to the petroleum operations which may otherwise be designated under this Participation Agreement for reference to it.

3. The operator shall, when requested by a representative of any party, call a meeting of the operating committee.  The operator may do so at any time to keep the parties informed on the petroleum operations.

4. A request to call a meeting of the operating committee shall state the purpose of that meeting and, except in an emergency, the operator shall give the parties at least fifteen (15) days' written notice with an agenda of the meeting, but where a meeting is called in an emergency, the operator shall give as much notice thereof as possible by telephone, telex or telegraph and except with the consent of all the parties, the business of a meeting shall be only that for which it was called.

5. The operator may, instead of calling a meeting, submit matters to the parties by written notice, upon which each party may vote within the period prescribed

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 77

in the notice which shall not be less than three (3) days or more than fifteen (15) days from the date notice is received.  Failure of a party to vote within the above time limits shall be deemed a negative vote.

6. Each party shall have a voting interest equal to its participating interest. Unless otherwise provided in this Participation Agreement, all decisions of the operating committee shall be made by the affirmative vote of at least two (2) parties holding not less than ............per cent (.......%) of the participation interests.
7. The operator shall, at least four (4) months before the end of each year, submit to the parties for approval a participation work programme and budget, which shall contain details of the petroleum operations to be carried out in the next year and allocation of funds therefore including administrative overheads and third party expenditure, in accordance with the accounting procedure attached to this Participation Agreement as exhibit "A".

8. Unless unanimously agreed at least sixty (60) days prior to the beginning of the year, the operator shall call a meeting of the operating committee to discuss and approve a participation work programme and budget for the ensuing year and such work programme and budget shall be approved not later than thirty (30) days prior to the commencement of such year and the decision of the operating committee shall bind the parties. Upon approval of such work programme and budget the operator is hereby authorized and obliged to proceed with it in accordance with such approval.

9. Such approved participation work programme and budget may be reviewed and revised from time to time by the operating committee.  Any party may in writing request a review of an approved participation work programme or budget, or of a project within a programme, if that project costs more than ...............U.S. dollars (U.S. $.............), and the request shall state the objections of the party, which shall be considered by the operating committee, who may amend the participation work programme or budget.

5. - COST AND EXPENSES.
1. Except as otherwise specifically provided in the Contract and this Participation Agreement, all costs and expenses incurred by the operator in the conduct of operations hereunder shall be borne by the parties in proportion to their respective Participating Interests set forth in Article 2.

2. All costs and expenses incurred by the operator in the conduct of petroleum operations hereunder shall be determined and settled in accordance with internationally accepted accounting practice consistent with the provisions of the Contract and its accounting procedure as complemented by the provisions of exhibit "A" to this Participation Agreement, and the operator shall keep its records of costs and expenses in accordance therewith.

6. PAYMENTS TO OPERATOR

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 78

1. A non-operator shall pay its share of an expenditure relating to the petroleum operations, within fifteen (15) days of receipt of the account of the operator.

2. The operator may, upon twenty (20) days' written notice, request a non-operator to advance a share of the estimated expenditure for the following month, stipulating the due date of payment, provided however that such due date of payment shall not be before the first banking day of that month and the operator shall include with such notice an estimate of the cash calls for the next three (3) months.  The operator's estimate of expenditure shall not exceed the approved year's budget.  The operator may, at any time upon fifteen (15) days' written notice, request additional advances to cover unforeseen expenditure.

3. Cash requirements shall be specified by the operator in the currencies required for the petroleum operations and the non-operators shall advance their shares in the currencies so specified.
4. If any non-operator's advances for a given month exceed its share of cash disbursements for the same month, the next succeeding cash advance, after such determination, shall be reduced accordingly.

However, non-operator(s) may request that excess advances be refunded.  The operator shall make such refund within fifteen (15) days after date of such notice.

5. Where a party is in default of payment, the operator and the non- defaulting parties shall have, as security for amounts due hereunder from a defaulting non-operator, a lien on the participating interest share, the interest in material and equipment acquired for the petroleum operations and upon the proceeds from the sale of petroleum, of that non-operator, and a non-operator shall have for amounts due hereunder, a similar lien on the same interests and property of the operator.

6. A lien may be exercised by a non-defaulting party by collecting the amount due from a purchaser of petroleum and the statement of the operator of the amount due shall be proof thereof.

7. A late payment shall attract interest at LIBOR plus...............per cent (...... %) or...........per cent (....... %), whichever is the greater, compounded monthly and calculated from the due date of payment.  A payment not received within seventy-two (72) hours of the due date shall accrue interest from the due date and the non-paying party shall be deemed to be in default from the due date of the payment.

8. A party which remains in default for five (5) days shall have no right to vote at any operating committee meeting held during the period of the default but shall be bound by all decisions of the operating committee made during such period, and the defaulting party's participating interest shall be deemed to be vested pro-rata in the non- defaulting parties for voting purpose during the continuation of the default.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 79

9. Where a party fails to pay an amount required to be paid hereunder, and remains in default for ninety (90) days, the participating interest share of the defaulting party may be declared forfeit by the non-defaulting parties, unless the amount due is an advance and the defaulting party provides an irrevocable letter of credit or other security, acceptable to the operator, for the amount due.

10. When the participating interest share of a defaulting party is declared forfeit, the operator shall give notice thereof to all the parties, and that share shall vest rateably, unless otherwise agreed, in the non-defaulting parties without payment of compensation and the defaulting party shall at its sole expense take all steps necessary to vest that share accordingly, and the defaulting party hereby appoints the operator to act as its attorney to execute any and all documents required to effect such transfer. Notwithstanding the transfer of a defaulting party's participating interest share in accordance with the foregoing, the defaulting party shall remain liable for its proportionate share of the commitments incurred before its rights lapsed.

11. Where a party is in default of payment, the remaining parties shall advance the operator on demand a share of that payment, in proportion to the participating interests of those parties.  Any payments received from a defaulting party shall be credited to the accounts of the non-defaulting parties who advanced funds on behalf of the defaulting party.

7. - MATERIAL AND EQUIPMENT
1. All material and equipment acquired by the operator for petroleum operations hereunder shall be owned by the parties in undivided shares in the proportion of their respective participating interests.

2. Except as may be otherwise approved by the operating committee, the operator shall purchase for the joint account of the parties only such material and equipment as are reasonably required in the conduct of operation provided for in approved participation work programmes or revisions thereof, the operator shall not stockpile material or equipment for future use without the approval of the operating committee.

3. Jointly acquired material or equipment declared by the operator to be surplus shall be disposed of in such manner as the operating committee may direct; or, if the book value thereof does not exceed.................U.S. dollars(U.S. $...........), the operator shall dispose of same in such manner as the operator shall deem appropriate; provided, however, that each Party may, if practicable, separately take or sell and dispose of its interest in such material or equipment or may by notice in writing, and subject to revocation at will, authorize the operator, for a period or periods of not more than one (1) year each, to sell such material and equipment for the account of the party or parties giving such authorization.  Each party shall have the right to purchase, at the prevailing market price in the area, material or equipment which the operator has declared to be surplus and which the operator intends to dispose of on the open

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 80

market.

4. Subject to the provision of clause 12 of the Contract, upon termination of this Participation Agreement the operator shall salvage for the jointly-owned material and equipment which can reasonably be salvaged, to be disposed of as provided in Article 7 (3) hereof.

8. - RELATIONSHIP OF THE PARTIES AND TAX PROVISIONS

1. The parties declare that it is not their intention by entering into this Participation Agreement to create or be considered as a partnership or any other similar Contractor.

2. Each party shall be responsible for and shall pay its own taxes to the Kenyan authorities on its operations hereunder.

3. It is recognized that a party hereunder may be subject to the laws of its place of incorporation in addition to the laws of Kenya.  For United States Federal income tax purposes, each of the parties hereto which is subject to United States Income Tax laws ("U.S. Party") hereby elects to be excluded from the application of all of the provisions of Sub-chapter "K", chapter 1, Sub-title "A", of the United  States  Internal  Revenue  Code  of  1954,  as  permitted  and  authorized  by Section 761 of that Code and the regulations promulgated there under.  Should there be any requirement that each U.S. Party evidence this election, each U.S. Party agrees to execute such documents and furnish such other evidence as may be required by the United States Federal Internal Revenue Service.  Upon the request of any U.S. Party, the Operator shall provide data necessary for filing United States tax returns.

9. - SURRENDERS AND TRANSFERS
1. Any party desiring that all of the participation area be surrendered voluntarily shall notify the other parties in writing accordingly, specifying its reasons thereof, and thereafter:

(a) Each party shall within thirty (30) days after receipt of the notice inform the other parties in like manner whether it concurs in or opposes the proposed surrender;

(b) If all the parties concur in the proposed surrender, the participation area shall be surrendered as soon as possible under the Contract;

(c) If one or more of the parties shall oppose the proposed surrender, the party or parties desiring to surrender shall, upon request by the opposing parties, transfer and convey without warranty of title-free and clear of all liens, charges and encumbrances and without right to compensation, all of its or their interest(s) in the participation area and material left thereon to said opposing party or parties, each in the

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 81

proportion that its or their participating interest(s) hereunder bear to the sum of the participating interests of all the opposing parties, or as otherwise agreed by the opposing parties. The transferring party or parties shall bear-

(i) Its or their participating interest share(s) of costs, expenses and liabilities incurred hereunder which are attributable to the participation area for the period prior to the effective date of such transfer of interest;

(ii) Its or their participation interest share(s) of all costs and expenses incurred by the operator after such date under any contracts entered into by the operator in execution of a participation work programme theretofore approved by the operating committee; and

(iii) Its or their participating interest share(s) of any accrued obligations under the contract which are not included rights or other obligations in connection therewith.

(d) A transfer under paragraph (c) above shall be effective as among the parties thirty (30) days after the opposing parties' receipt of the transferring party's first mentioned notice proposing surrender.  Thereafter until such transfer has received whatever approvals may be necessary under the provisions of the Contract or applicable law, the transferring Party or parties shall hold at most legal, but not equitable, title to the interest (s) transferred for the benefit of the opposing party or parties.  The transferring party or parties receiving the interest(s) transferred shall execute and deliver such documents and do such other acts as may be necessary to give legal effect to such transfer, to obtain all approvals thereof as may be required from the Minister, and otherwise to effectuate the purpose of this paragraph.

(e) Notwithstanding the foregoing, if the operating committee determines that .................per cent (.............%) or more of the estimated, discovered and recoverable reserves under the participation area have been produced, no party shall be allowed to surrender or required to transfer interest in this Participation Agreement and the Contract without the unanimous consent of all parties.

2. No transfer of any interest under this Participation Agreement and the Contract shall be made by any party otherwise than in respect of an undivided interest in all or part of its participating interest in this participation Agreement and the Contract, and in accordance with the following provisions of this Article 9.

3. If any party shall receive a bona fide offer for the purchase of all or a portion of an offeree party's participation interest in this Participation Agreement and the participation area which the offeree party is willing to accept, the offeree party shall give notice thereof in writing to the other parties:

(a) Such notice shall set forth the identity  of the offeror, the terms and conditions (including monetary and other considerations) offered in good faith, and all

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 82

other relevant particulars.

(b) For a period of thirty (30) days next following the receipt of such notice, the other parties shall have an option to purchase the entire interest proposed to be sold on the same terms offered by the offeror, as set forth in the respective offer.

(c) If more than one of the parties should exercise its right to purchase said interest, each shall have the right to acquire such interest in the proportion that the Participating Interest hereunder of such party bears to the sum of the Participating interests of all the parties exercising such right except as they may otherwise agree.

(d) If within such a period of thirty (30) days, none of the other parties shall exercise its rights to purchase said interest, the sale to said offeror may be made under the terms and conditions set forth in the notice given; provided that the sale shall be consummated within six (6) months from the date of such notice and that the sale and any transfer shall be in accordance with the Contract and applicable law.

(e) For the purpose of this paragraph, an offer to purchase shall also include an acceptance of a Contractor's offer to sell.

4. The limitations of Article 9 (3) shall not apply to transfer of a participating interest by a party to an affiliate of such party, or by the Contractor to an acceptable assignee as defined in the Contract, or by the Government to an appointee, or from an appointee to another appointee, nor shall they apply to a transfer of a participating interest effected as a result of merger, consolidation, re-organization or sale of capital stock of the parent company of a Party.

5. Every transfer of a participating interest in the participation area shall be made expressly subject to this Participation Agreement and shall include a corresponding interest in jointly acquired equipment and facilities.   No transfer of an interest hereunder shall be effective unless made by an instrument in writing duly executed by the parties thereto in accordance with applicable law, and until the same has received all consents required under this Participation Agreement and the Contract. A transfer shall provide that the transferor remains liable for obligations incurred before the date of transfer and such obligations shall in addition become the obligations of the transferee.  Where after the transfer, the transferee or transferor owns a participating interest of less than five per cent (5%), they shall be jointly represented.

6. A transfer other than to an affiliate on an appointee shall be of sufficient financial standing to meet its participating interest share of its obligations under the Contract and this Participation Agreement.  In the event of a transfer of a participating interest to an affiliate of a party the transferor party shall remain responsible for the full performance by the affiliate of the obligations undertaken by said party under this Participation Agreement and the Contract, and if such affiliate ceases to be an affiliate, the participating interest shall be transferred back to the party.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 83

7. In this Article, transfer means a transfer, assignment, sale or other disposal of the interest of a party.

10. DISPOSAL OF PRODUCTION

1. Each party shall separately own, take in kind and dispose of its participating interest share of that portion of the petroleum produced and saved from the  participation  area  to  which  the  Contractor  is  entitled  under  clause  27  of  the Contract.

2. Within six (6) months following the signing of this Participation Agreement, the parties shall, in accordance with the provisions of the Contract and in light of the gathering and transportation facilities available under the adopted development plan, in good faith establish a set of rules governing the scheduling, lifting and other necessary provisions for the crude oil offtakes of the parties, consistent with good international petroleum industry practice, which shall provide, among other things, such detailed terms and procedures as required for-

(a) Short-term production forecasts;

(b) Nomination and calculation of entitlements; (c) Scheduling of deliveries;

(d) Lifting tolerances;

(e) Under lift, over lift and make-up provisions; (f) Passage of title and risk;

(g) Penalties assessable to the Parties which cause shut-in or reductions of production; and

(h) Other related matters.

Whatever is mutually agreed by the Parties shall be deemed to form part of this Participation Agreement.

The above terms and procedures shall apply separately to each grade of crude oil that is segregated and separately stored for off take.

3. The Government may request from time to time that the Contractor purchase all or part of the Government's participating interest share of crude oil.  The

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 84

Contractor shall use its best efforts to comply with this request but in the event that the Contractor is not able to take such crude oil, then the Contractor will assist the Government in good faith to market such crude oil at the best price, terms and conditions available in the international market for the sale of such crude oil.

4. In the event of production of associated natural gas or of any discovery of natural gas, the parties shall agree upon appropriate procedures for disposal of any natural gas available under this Participation Agreement and the Contract.

11. SOLE RISK OPERATIONS

1. Any party may undertake petroleum operations at sole risk (hereinafter referred to as "sole risk project") in a participation area, subject to the provisions of this Article.

2. The following types of sole risk project may be proposed-

(a) the drilling of a well or the deepening, side-tracking, completing, plugging back, testing or reworking of an existing well drilled for the joint account of the parties, in order to test a formation in which no jointly-owned well has been completed as a well producing or capable of producing petroleum;

(b) The installation of production and transportation facilities.

3. The conduct of a project in a development area may not be the subject of a sole risk notice under this Article until after it has been proposed in complete form to the operating committee for consideration pursuant to Article 4 hereof and has not been approved within the period therein provided.

In the event that such project fails to obtain the requisite approval of the operating committee, then any party may serve notice on the other parties of its intention to carry out that project at sole risk. The other parties may give counter-notice that they wish to participate in the project within sixty (60) days after receipt thereof but, where a drilling rig is on the location and has not been released, the period is reduced to seventy-two (72) hours after receipt thereof.  The periods set forth in this Article 11 (3) shall be extended for any period of time mutually agreed by the parties as necessary or desirable for acquiring or developing additional information on the sole risk project.

4. If all the other parties elect to participate in the project identified in the proposing party's notice within the period thereof provided, such project is considered as being approved by the operating committee and the provisions of Article 4 (8) of this Participation Agreement shall apply.

5. In the event that less than all the parties elect to participate in the project, the parties which elected to participate (hereafter referred to as "sole risk parties") shall be entitled to have the sole risk project carried out.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 85

The interest of each sole risk party in a sole risk project shall be in proportion to its participation interest in this Participation Agreement, or in such other proportion as the sole risk parties may agree.  Any sole risk project shall be carried out at the sole risk, cost and expense of the sole risk parties in the proportion of their respective interests.

6. A sole risk project shall be carried out by the operator on behalf of the sole risk parties under the provisions of this participation agreement.   No sole risk project may be commenced after one hundred and eighty (180) days following the expiration of the notice period prescribed in Article 11 (3), but the operator shall commence work as promptly as reasonably possible if the notice period of seventy two (72) hours, set forth in Article 11 (3), applies.  The operator shall complete the sole risk project with due diligence provided that it does not jeopardize, hinder or unreasonably interfere with petroleum operations carried out under the Contract and adopted by the operating committee pursuant to Article 4 of this Participation Agreement.

The sole risk parties may use for the sole risk project any production, handling, processing and/or transporting facilities, which are joint property, subject to a determination by the operating committee as to usage fees, availability of capacity and production compatibility.

7. In connection with any sole risk project-

(a) the sole risk project will be carried out under the overall supervision and control of the sole risk parties in lieu of the operating committee;

(b)  the  computation  of  costs  and  expenses  of  the  sole  risk  project incurred by the sole risk parties shall be made in accordance with the principles set out in exhibit “A" attached hereto;

(c) the operator carrying out the sole risk project shall maintain separate books, records and accounts  (including bank accounts) for the sole risk project which shall be subject to the same right of examination and audit by the sole risk parties;

(d) the costs and expenses of the sole risk project shall not be reflected in the statements and billing rendered by the operator for petroleum operations under the Participation Agreement; and

(e) if the operator is carrying out a sole risk project on behalf of the sole risk parties, the operator shall be entitled to request the sole risk parties in connection with the sole risk project to advance their share of the estimated expenditure and shall not use joint account funds or be required to use its own funds for the purpose of paying the costs and expenses of the sole risk project; furthermore the operator shall not be obliged to commence or, having commenced, to continue the sole risk project unless

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 86

and until relevant advances have been received from the sole risk parties.

8. The sole risk parties shall indemnify and hold harmless the other parties against all actions, claims, demands and proceedings whatsoever brought by any third party arising out of or in connection with the sole risk project and shall further indemnify the other parties against all damages, costs, losses and expenses whatsoever directly or indirectly caused to or incurred by them as a result of anything done or omitted to be done in the course of carrying out such sole risk project.

9. Subject to the provision of Article 11 (10) below, the sole risk project, including data and information, is wholly owned by the sole risk parties in accordance with the provisions of the Contract, but the sole risk parties shall keep the other parties informed about the project.

In the event that such project results in an increase of production of petroleum from the participation area, the portion of such increase, which is available to the Contractor, shall be owned solely by the sole risk parties.  Each of them shall have the right and obligation to take in kind, and separately dispose of its proportional share of supplementary petroleum production.

10. Any party or parties which are not participating in the sole risk project may, by giving thirty (30) days' notice to the sole risk parties, become participants in such project, at any time after the sole risk parties have recovered from the supplementary petroleum production the following sums of money to which they are entitled on the project:

In the case of a project under Article 11 (2) (a) hereof........per cent (........%) of the Sole Risk cost of such project, plus one hundred per cent (100%) of the cost of operating such well incurred by the Sole Risk Parties.

In the case of a project under Article 11 (2) (b) hereof..........per cent (.......%) of the Sole Risk cost of such project, plus one hundred per cent (100%) of the cost of operating such facilities.

The value of the supplementary production to which a Sole Risk Party is entitled shall be the market value in sales at arm's length, determined in accordance with clause 26 of the Contract.

From and after the election of any party or parties to become participants in such project, all relevant wells, facilities, equipment and other property appurtenant thereto shall be owned jointly by the participating parties and each of the participating parties shall be entitled to receive its proportional share of the supplementary petroleum production.

12. CONFIDENTIALITY
1. All information related to the petroleum operations shall be confidential

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 87

and shall not be disclosed to a person other than a party except to- (a) An affiliate;

(b) the Government and other public authorities to the extent necessary for the purpose of any applicable law;

(c) a stock exchange to which a party is obliged to make disclosure;

(d) Contractors, consultants, legal counsels or arbitrators of a Party, where disclosure is essential;

(e) a bona fide prospective purchaser of an interest of a Party in the Contract, but that purchaser shall undertake to treat that information as confidential; (f) a lender, where disclosure is essential; or

(g) a person to whom disclosure has been agreed by the Parties.

2. A party making a disclosure to a person described in paragraph (1) (e) or (f) shall give ten (10) days' written notice thereof to the other parties.

3. The parties shall consult with each other prior to the release of any public statement or press release, and except to the extent required by law, rule or regulation of any government authority or stock exchange, no party shall make any public statement or press release without the approval of all the other parties, which shall not be unreasonably withheld. The operator shall utilize its best efforts to co- ordinate all such public statements to the end that all Parties may effect simultaneous press releases.

4. The obligations of the parties under this Article 12 are continuing obligations and any party ceasing to be a party to this Agreement shall remain bound by this Article until this Agreement is no longer in force between any remaining parties and the Contract has expired.

13. LIABILITY

1. The parties shall be severally liable in accordance with their respective participating interest to third parties.

2. Where the Government has nominated an Appointee, as defined in clause 28 (1) of the Contract, and the appointee defaults the Government shall be liable.

3. If because of the operation of the joint and several liability provisions

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 88

contained in the Contract, any one of the Parties hereto shall be required to pay in full to the Government or any other party, any sum which, if the liability were several, would be required separately from each of the Parties or from one other party only, then the Party(ies) shall notify forthwith and request immediate payment of the Party(ies') proportionate share according to its Participating interest.  If within ten (10) days from receipt of said notice, the other Party(ies) shall fail to make payment as provided above such Party(ies) shall be in default and the provisions of Article 6 above shall apply, this being without prejudice to any other legal remedies available to the non-defaulting Party(ies) against the defaulting Party(ies).

14. GOVERNING LAW

       This Participation Agreement shall be governed by and be construed in accordance with the laws of Kenya.

15. ARBITRATION

A dispute under this Participation Agreement shall be referred to arbitration in accordance with clause 41 of the Contract.

16. FORCE MAJEURE

1. In this Article 16, , “Force Majeure” shall include Acts of God, unavoidable accidents, acts of war or conditions attributable to or arising out of war (declared or undeclared), laws, rules, regulations, and orders by any government or governmental agency strikes, lockouts, or other labour or political disturbances, insurrections, riots, and other civil disturbances, hostile acts of hostile forces constituting direct and serious threat to life and property, and all other matters or events of a like or comparable nature beyond the control of the Party concerned, other than rig availability which prevents any of them from performing their obligations under this Participation Agreement.

2.  In this clause, “Force Majeure” means an occurrence beyond the reasonable  control  of  the  Minister  or  the  Government  or  the  contractor  which prevents any of them from performing their obligation under this contract

3. Where a party is prevented from performing an obligation under this Participation Agreement by force majeure, that party shall give written notice to the other Parties, and the obligation of the affected Party shall be suspended for the period of the force majeure.

4. The affected party shall promptly notify the other parties when the period of force majeure terminates.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 89

5. No Party may claim force majeure as a reason for the failure to timely pay any monies pursuant to this Participation Agreement.

6. Where any Party disputes the existence of force majeure, that dispute may be referred to arbitration as provided in clause 44 of the Contract.

17. NOTICES
1. All notices and other communications provided for in this Participation Agreement shall be made in writing and shall be delivered by hand or sent by registered airmail, as appropriate, return receipt requested, or by telegram or telex (with confirmation by mail) to the Parties at the following addresses:

To the Government:

Ministry of Energy: FAO Hon. Minister of Energy
Nyayo House
Kenyatta Avenue
P O Box 30582.00100
Nairobi, Kenya
Tel 00254 20 310 112
Fax 00254 20 228 314

To the Contractor:
FAO…………….
…………………..
…………………..

2. Notices given by registered airmail shall be deemed received on the date shown on the return receipt. Notices given by telegram or telex shall be presumed received on the working day at the place of receipt following the time of transmission.

3. Any party may at any time and from time to time change its authorized representative or its address herein on giving the other Parties ten (10) days notice in writing to such effect.

to the Contract.

18. TERM

1.  This  Participation  Agreement  shall  come  into  force  on  the

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 90

participation date and shall remain in force until-

(a) It is terminated by the written consent of all the parties;
(b) All the Participating interests are vested in one Party; or
(c) The expiration or termination of the Contract.

2. Before this Participation Agreement is terminated, there shall be a final accounting and settlement of the Joint Account.

19. FINAL PROVISIONS

1. Headings are inserted in this Participation Agreement for convenience and shall not affect the construction for interpretation hereof.

2. This Participation Agreement shall not be amended, modified or supplemented except by an instrument in writing signed by the parties.

3. Subject to the provisions hereof, this Participation Agreement is binding upon and shall apply to the successors and assignees of the parties hereto and each of them respectively.

IN WITNESS WHEREOF, the Parties hereto have signed this Participation Agreement on the day and year first above written.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 91

EXHIBIT "A" ACCOUNTING PROCEDURE

Attached to and made a part of the Participation Agreement.

Section 1 - General Provisions

1.1 - Interpretation

1.2 - Statements, billings and adjustments

1.3 - Advances and payments

1.4 – Audits

SECTION 1

GENERAL PROVISIONS

The purpose of this accounting procedure is to establish equitable methods for determining charges and credits applicable to operations under the Agreement.

It is the intent of the Parties that no Party shall lose or profit by reason of its duties and responsibilities as either operator or as non- operator and that no duplicate charges to the joint account for the same work shall be made.

The parties agree that if any procedure established herein proves unfair or inequitable to any party, the parties shall meet and in good faith endeavour to agree on the changes necessary to correct that unfairness or inequity.

1.1. - INTERPRETATION

1.1.1. In this Exhibit-

(i)       "The Agreement" means the Participation Agreement, of which this Exhibit forms part,

(ii)"the  Contract"  means  the  production  sharing contract to which the Agreement is attached

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 92

(iii) Words and expressions defined in the Agreement, the Contract and its appendices have the meanings therein ascribed to them.

1.1.2. In the event of any conflict between the provisions of the Agreement and this exhibit, the provisions of the Agreement shall prevail.

1.1.3. By mutual agreement between the parties, this accounting procedure attached to the Agreement may be revised from time to time by an instrument in writing signed by the parties.

1.2. - STATEMENTS, BILLINGS AND ADJUSTMENTS

1.2.1. The operator shall maintain financial accounts necessary to record in reasonable details the transactions relating to petroleum operations under the Agreement which shall be prepared in accordance with generally accepted standards of the international petroleum industry. The operator shall upon request by the Party furnish a description of its accounting classifications.

1.2.2. Each party to the Agreement is responsible for preparing its own accounting and tax reports and paying of its own tax obligations to meet Kenyan requirements.   The operator shall furnish the non-
operator(s)  with   all   reports,   statements,   billings   and   accounting documents necessary to maintain their own accounting records.

1.2.3. The operator shall bill the non-operator(s) on or before the last day of each month for their proportionate share of expenditure for the preceding month.  Such billings shall be accompanied by statements of all charges and credits to the joint account, summarized in reasonable detail by appropriate accounting classifications indicative of the nature thereof, except that items of controllable material and unusual charges and credits shall be detailed.

1.2.4. The operator shall, upon request by non-operator(s) furnish a description of such accounting classifications.

1.2.5. Amounts included in the billings shall be expressed in the currency in which the operator's records are maintained.   In the conversion of currencies when accounting for advances or payments in different currencies as provided for in sub-section 1.3., or any other currency transactions affecting operations under the Agreement, it is the intent that none of the parties shall experience an exchange gain or loss

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 93

at the expense of, or to the benefit of, the other Parties. It is agreed that any loss or gain to the joint account resulting from the exchange of currency required for operations under the Agreement or from the translations required, shall be charged or credited to the joint account. The operator shall furnish the parties with a description of the procedure applied by the operator to accomplish said translation or exchange of currencies and provide currency exchange data sufficient to enable non- operator(s) to translate the billings to the currency of the non-operator(s) accounts.

1.2.6. Payment of billings by non-operator(s) shall not prejudice the right of any non-operator(s) to protest or question the correctness thereof; however, all bills and statements rendered to non-operator(s) by the operator during any year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such year, unless within the said twenty-four (24) month period a non-operator takes written exception thereto and makes claim on the operator shall be made  unless  it  is  made  within  the  same  prescribed  period.    The provisions of this Sub-section shall not prevent adjustment resulting from a physical inventory or the joint property or from a third party claim.

1.3. - ADVANCES AND PAYMENT

1.3.1. If operator so requests, non-operator(s) shall advance to the operator the non-operator(s)' share of estimated cash requirements for the succeeding month's operation in accordance with Article 6 of the Agreement.  Operator shall make written request for the advance to non- operator(s) at least twenty (20) days prior to the first banking day of such succeeding month. The advance shall not be due and payable before the first banking day of the month for which the advance is requested.  The request shall set out the funds in the currencies to be expended as estimated by the operator to be required.  The non-operator(s) shall on or before the due date make corresponding advances in the currencies requested by depositing such funds to operator's account at a bank as may be from time to time designated by the operator.

1.3.2. Should the operator be requested to pay any large sums of money for operations under the Agreement, which were unforeseen at the time of providing the non-operator(s) with said monthly estimates of its requirements, the operator may make a written request of the non- operator(s) for special advances covering the non-operators' share of such payments.  Non-operator(s) shall advance to operator their share of such advances within fifteen (15) days after date of such notice.

1.3.3. If non-operators' advances exceed their share of actual expenditure, the next succeeding cash advance, after such

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 94

determination, shall be reduced accordingly.   However, non-operator(s) may request that excess advances be refunded. The operator shall make such refund with fifteen (15) days after the date of such notice.

1.3.4.  If  non-operators'  advances  are  less  than  their  share  of actual expenditure, the deficiency shall, at operator's option, be added to subsequent cash advance requirements or be paid by non-operators within fifteen (15) days following operator's billing to non-operator(s) of such deficiency.

1.3.5. If the operator does not request non-operator(s) as provided in sub-part 1.3.1., to advance their share of estimated cash requirements, non-operator(s) shall pay their share of actual expenditure within fifteen (15) days following date of operator's billing.

1.3.6. Payments of advances or billings shall be made on or before the due date; and if not so paid, the unpaid balance shall be treated as provided under Article 6 of the Agreement.

1.4. - AUDITS

1.4.1. A non-operator, upon at least thirty (30) days' advance written notice to the operator and other non-operator(s), shall have the right at its sole expenses to audit the joint account and related records for any year or portion thereof within the twenty-four (24) month period following the end of such year; however, the conducting of an audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided for in sub-part 1.2.5.  The operator shall make every reasonable effort to co-operate with the non-operators, and the non-operators shall make every reasonable effort to conduct audits in a manner which will result in a minimum of inconvenience to the operator.

1.4.2. All adjustments resulting from an audit agreed between the operator and the non-operator conducting the audit shall be rectified promptly in the joint account by the operator and reported to the other non-operator.  Any unresolved dispute arising in connection with an audit shall be referred to arbitration in accordance with Article 15 of the Agreement.

1.4.3. Except as otherwise provided in the Contract, the cost of any audit or verification of the joint account that is for the benefit of all parties shall be chargeable to the joint account if the parties mutually agree.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 95

SECTION 2

CHARGEABLE COSTS, EXPENDITURE AND CREDITS

The operator shall charge the joint account for all those costs and expenditure necessary to conduct petroleum operations under the agreement pursuant to the provisions of sub-parts 2.12. inclusive of appendix "B" to the Contract.

The operator shall credit the joint account for all the proceeds resulting from petroleum operations under the Agreement pursuant to the provisions of sub-part 2.31. of Appendix "B" to the Contract.

Draft Production Sharing Contract Blocks L1B	Ministry of Energy Page 96